Exhibit 10.1

Execution Version

TERM LOAN AGREEMENT

dated as of June 29, 2026

by and among

SUBSIDIARY HOLDINGS II, LLC,
as the Borrower,

STRATEGIC YIELDCO LLC,
as the Lender,

and

ALTER DOMUS (US) LLC,
as Administrative Agent and Collateral Agent

i

4.10	Governmental Regulation	36
4.11	Margin Stock	36
4.12	ERISA	36
4.13	Solvency	36
4.14	Compliance with Laws	37
4.15	Disclosure	38
4.16	Perfection of Security Interests in the Collateral	38
4.17	Use of Proceeds	38
4.18	No Default	38
4.19	Fiscal Year	38

Section 5.	AFFIRMATIVE COVENANTS	38

5.1	Financial Statements; Notices and Other Reports	38
5.2	Existence	40
5.3	Payment of Taxes and Claims	40
5.4	Maintenance of Properties	41
5.5	Insurance	41
5.6	Books and Records; Inspections	41
5.7	Compliance with Laws	41
5.8	Anti-Terrorism Laws and Anti-Corruption Laws	41
5.9	Further Assurances	41
5.10	Use of Proceeds	41
5.11	Collateral Account	41
5.12	Bankruptcy Remoteness	42
5.13	Post-Closing Matters	43

Section 6.	NEGATIVE COVENANTS	43

6.1	Indebtedness	43
6.2	Liens	43
6.3	No Further Negative Pledges	43
6.4	Distributions	43
6.5	Investments	44
6.6	Fundamental Changes; Disposition of Assets	44
6.7	Business Activities	44
6.8	Organizational Documents	44
6.9	Fiscal Year	44
6.10	ERISA Compliance	44
6.11	Holding Company Covenant with respect to Holdings	45

Section 7.	EVENTS OF DEFAULT	45

7.1	Events of Default	45
7.2	Remedies upon an Event of Default	47
7.3	Application of Proceeds	47

Section 8.	AGENTS	48

8.1	Appointment and Duties	48
8.2	Binding Effect	50
8.3	Use of Discretion	50
8.4	Delegation of Rights and Duties	51
8.5	Reliance and Liability	51
8.6	Agents and Lead Arranger Individually	55
8.7	Expenses; Indemnities; Withholding	55
8.8	Resignation or Removal of Agent	56
8.9	Release of Collateral	57
8.10	Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim	58
8.11	Certain ERISA Matters	59

Section 9.	MISCELLANEOUS	61

9.1	Notices	61
9.2	Expenses	63
9.3	Indemnity; Certain Waivers	64
9.4	Set-Off	65
9.5	Amendments and Waivers	65
9.6	Successors and Assigns; Participations	65
9.7	Independence of Covenants; Interpretation	68
9.8	Survival of Representations, Warranties and Agreements	69
9.9	No Waiver; Remedies Cumulative	69
9.10	Marshalling; Payments Set Aside	69
9.11	Severability	69
9.12	Obligations of the Lender	69
9.13	Headings	70
9.14	Applicable Law	70
9.15	Consent to Service of Process and Jurisdiction	70
9.16	WAIVER OF JURY TRIAL	70
9.17	Confidentiality	71
9.18	Usury Savings Clause	71
9.19	Counterparts	71
9.20	No Strict Construction	72
9.21	Effectiveness; Entire Agreement	72
9.22	No Fiduciary Duty	72
9.23	No Third Parties Benefit	73
9.24	PATRIOT Act	73

Appendices

Appendix A       Notice Addresses

Schedules

Schedule 4(J)	Investments
Schedule 4(P)	Structure Chart
Schedule 4.6	Exceptions to Material Adverse Effect
Schedule 5.13	Post-Closing Matters
Schedule 6.2	Permitted Liens
Schedule 7	Consents

Exhibits

Exhibit A	Form of Note
Exhibit B	Form of Assignment Agreement
Exhibit C	Form of Borrowing Notice
Exhibit D-1	Form of U.S. Tax Compliance Certificate
Exhibit D-2	Form of U.S. Tax Compliance Certificate
Exhibit D-3	Form of U.S. Tax Compliance Certificate
Exhibit D-4	Form of U.S. Tax Compliance Certificate
Exhibit E	Form of Compliance Certificate

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT, dated as of June 29, 2026 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), is entered into by and among Subsidiary Holdings II, LLC, a Delaware limited liability company (the “Borrower”), Strategic Yieldco LLC, a Delaware limited liability company (the “Lender”) and ALTER DOMUS (US) LLC, as administrative agent (together with its successors in such capacity, the “Administrative Agent”) and as collateral agent (together with its successors in such capacity, the “Collateral Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals will have the respective meanings set forth for such terms in Section 1.1;

WHEREAS, the Lender has agreed, subject to the terms and conditions set forth herein, to make an Initial Term Loan to the Borrower in an aggregate principal amount of up to $25,000,000;

WHEREAS, the proceeds of the Initial Term Loan made hereunder shall be used as specified in Section 2.3; and

WHEREAS, the Borrower has agreed to secure all of its Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on the Collateral as set forth in the Collateral Documents;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1. DEFINITIONS AND INTERPRETATION

1.1            Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, will have the following meanings:

“Account Bank” means with respect to any deposit account the applicable depository bank or the applicable securities intermediary at which such deposit account is held.

“Account Control Agreement” means the deposit account control agreement, among the Borrower, the Collateral Agent and the relevant Account Bank party thereto.

“Administrative Agent” has the meaning set forth in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of the Borrower) at law or in equity, or before or by any Governmental Authority, domestic or foreign.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person; provided, that in no event shall the Lender or any of its Affiliates be deemed to be an Affiliate of the Borrower for purposes of this Agreement or any other Credit Document.

“Agent Fee Letter” means that certain Administrative Agent Fee Letter, dated on or about the Closing Date, by and among the Borrower and the Administrative Agent.

“Agent Indemnitee” has the meaning set forth in Section 9.3(a).

“Agents” means, collectively, the Administrative Agent and the Collateral Agent.

“Aggregate Amounts Due” has the meaning set forth in Section 2.12.

“Agreement” has the meaning set forth in the preamble hereto.

“Alternative Financing,” as applied to any Person, means, without duplication (a) any total return swap, repo or other structured or derivative transaction entered into for the purposes of providing the economic equivalent of debt for borrowed money and (b) any guarantee of any transaction described in clause (a) entered into by any other Person. For the avoidance of doubt, the amount of any Indebtedness incurred under any Alternative Financing shall be the amount of debt for borrowed money that would have been incurred had such Alternative Financing taken the form of a loan, as determined in good faith by the Borrower.

“Anti-Corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to the Parent or its Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise, or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any Government Official, any foreign government employee or commercial entity in order to obtain an improper business advantage; including the FCPA and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“Anti-Terrorism Laws” means any of the Laws relating to terrorism, terrorism financing, economic sanctions, Export Controls or money laundering, including, but not limited to, (i) Executive Order No. 13224, (ii) the PATRIOT Act, (iii) the Laws comprising or implementing the Bank Secrecy Act, and (iv) the Export Controls and economic and financial sanctions or trade embargoes enacted, imposed, administered and enforced from time to time by the U.S. government, including those administered by OFAC, the U.S. Department of State or the U.S. Department of Commerce.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit B, with such amendments or modifications as may be approved by the Administrative Agent.

“Assignment Effective Date” as defined in Section 9.6(b).

“Assumed Income Tax Rate” means the highest effective marginal combined United States federal, state and local income tax rate for a Fiscal Year prescribed for an individual residing in New York, New York (taking into account (a) the deductibility of state and local income taxes for United States Federal income tax purposes, (b) applicable limitations on losses and deduction under applicable tax laws and (c) the character (e.g., long-term or short-term capital gain or ordinary or exempt) of the applicable income).

“Bank” means any entity subject to regulation under the U.S. Bank Holding Company Act of 1956, as amended (including any modifications made pursuant to the U.S. Gramm-Leach-Bliley Act), and other similar banking legislation, and the rules and regulations promulgated thereunder.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” or any successor statute and any other bankruptcy, insolvency, receivership, examinership, winding-up, liquidation, reorganization or relief of debtors or similar laws of general application or any amendment to, successor to or change in any such law.

“Bankruptcy Proceeding” means any voluntary or involuntary proceeding commenced under the Bankruptcy Code.

“Board of Governors” means the Board of Governors of the United States Federal Reserve System, or any successor thereto.

“Borrower” has the meaning set forth in the preamble hereto.

“Borrowing Notice” means a written notice substantially in the form of Exhibit C, or such other form approved by the Administrative Agent.

“Borrower Net Assets” means as of any date of determination, the difference of (a) the aggregate net asset value of the Portfolio Investments and cash and Cash Equivalents (without duplication) of the Borrower, in each case based upon the most recent Valuation with respect to each Portfolio Investment; less (b) the aggregate amount (without duplication and solely to the extent not already deducted in determining the amount set forth in clause (a)) of all liabilities of the Borrower (excluding liabilities comprising Indebtedness) as shown on the balance sheet of the Borrower as of the last day of the most recent Fiscal Quarter for which financial statements of the Borrower have been delivered to the Lender pursuant to Section 5.1(a) or 5.1(b) or, from the Closing Date through the date on which the first financial statements are delivered hereunder to the Lender pursuant to Section 5.1(a) or 5.1(b), as reported on the Historical Financial Statements for the Fiscal Quarter ended May 31, 2026.

“Borrowing” means a borrowing hereunder consisting of the Initial Term Loan.

“Business Day” means any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such jurisdiction are authorized or required by law or other governmental action to close.

“Capital Commitment” means with respect to a Portfolio Investment, a capital commitment of the Borrower to fund one or more capital contributions to such Portfolio Investment in the amount or pursuant to the relevant provisions set forth in the Organizational Documents with respect to such Portfolio Investment. “Capital Commitments” means, where the context may require, two or more Capital Commitments, collectively.

“Cash Equivalents” means, as at any date of determination:

(a)            marketable securities (i) issued or directly and unconditionally guaranteed or insured as to interest and principal by the United States Government or (ii) issued by any agency or instrumentality of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date;

(b)            marketable direct obligations issued by any state, commonwealth or territory of the United States or any political subdivision of any such state, commonwealth or territory or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s;

(c)            certificates of deposit, time deposits or bankers’ acceptances maturing within one year after such date and issued or accepted (i) by the Lender or (ii) by any commercial bank organized under the laws of the United States, any State or Commonwealth thereof or the District of Columbia that has capital and surplus of not less than $500,000,000;

(d)            marketable short-term money market and similar highly liquid funds or corporate commercial paper or other short-term corporate obligations, in each case having a rating of at least P-1 or A-1 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized statistical rating agency); and

(e)            investment funds investing substantially all of their assets in securities of the types described in clauses (a) through (d) above.

“Change of Control” means an event or series of events by which:

(a)            (i) the Borrower ceases to be a wholly-owned direct or indirect Subsidiary of, and Controlled by, the Parent; (ii) the Borrower ceases to be wholly-owned direct subsidiary of Holdings, (iii) and/or any Subsidiary Guarantor ceases to be wholly-owned direct subsidiary of the Borrower; and/or

(b)            any person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act, but excluding any employee benefit plan of such Person and its subsidiaries and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of voting Equity Interests of the Parent representing more than 35% of the total voting power of the voting Equity Interests of the Parent;

provided that for purposes hereof, no Change of Control of Borrower or Parent shall occur so long as each of Borrower and Parent are both managed and Controlled by Mavik Capital Management LP or one of its Affiliates.

“Closing Date” has the meaning set forth in Section 3.1.

“Collateral” means, collectively, all of the property in which Liens are granted or purported to be granted pursuant to the Collateral Documents as collateral security for the Obligations, consisting of (i) 100% of the membership interests in Borrower owned by Holdings and (ii) 100% of the membership interests in each Subsidiary Guarantor owned by Borrower.

“Collateral Account” means a deposit account of the Borrower, such account shall be subject to a valid, first priority (upon the execution and delivery of the applicable Account Control Agreement with respect thereto by each of the parties thereto) Lien in favor of the Collateral Agent pursuant to the Collateral Documents.

“Collateral Agent” has the meaning set forth in the preamble hereto.

“Collateral Asset Repayments” means Realization Proceeds received by the Borrower during the Recycling Period that constitute repayments or prepayments of principal or return of capital (including liquidation preference in respect of preferred equity securities) in respect of any Portfolio Investment.

“Collateral Documents” means the Guaranty and Collateral Agreement, the Term Note, the Account Control Agreement, and all other instruments, documents and agreements delivered by the Borrower pursuant to this Agreement or any of the other Credit Documents granting to the Collateral Agent, for the benefit of the Secured Parties, a Lien on any property of the Borrower as security for the Obligations.

“Commitment” means an Initial Term Commitment.

“Compliance Certificate” means a Compliance Certificate of the Borrower substantially in the form of Exhibit E.

“Confidential Information” means, at any time, all data, reports, interpretations, forecasts and records containing or otherwise reflecting information and concerning the Borrower, the Parent or any Portfolio Investment, in each case which is not available to the general public, together with analyses, compilations, studies or other documents, which contain or otherwise reflect such information, in the case of each of the foregoing, made available by or on behalf of the Borrower or the Parent in connection with this Agreement or the Guaranty orally or in writing to the Agent or the Lender or their respective attorneys, certified public accountants or agents, but shall not include any data or information that: (a) was or became generally available to the public at or prior to such time (unless divulged by the Agent or the Lender or the Agents’ or the Lender’s respective attorneys, certified public accountants or agents in violation of this Agreement); or (b) was or became available to the Agent or the Lender or to the Agent or the Lender’s respective attorneys, certified public accountants or agents on a non-confidential basis from any third party that does not have an obligation to keep such information confidential at or prior to such time.

“Consents” means, each consent to the transfer and/or pledge of the Collateral to the Collateral Agent, as indicated in Schedule 7.

“Contractual Obligation” means, as applied to any Person, any provision of any of the Securities issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Entity” means, as to any Person, any other Person that is in Control of, or is Controlled by, such Person.

“Controlled Investment Affiliate” means, with respect to any Person, any subsidiary, investment vehicle or similar entity that (a) is organized by such Person for the purpose of making debt or equity investments and (b) controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the exclusive power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Credit Document” means any of (a) this Agreement, (b) the Term Note, (c) the Collateral Documents, (d) the Agent Fee Letter, (e) the Parent Guaranty, (f) the Subsidiary Guaranty, (g) the Escrow Agreement, (h) the Parent Side Letter and (i) any other document or agreement designated as such by the Administrative Agent and the Borrower.

“Credit Support Obligations” means guarantees, indemnification agreements, keepwell agreements, equity commitment letters, letters of credit, deferred purchase price obligations and any other similar arrangements, in each case provided by the Borrower in support of Indebtedness or other obligations of one or more Portfolio Investments.

“Debtor Relief Laws” means any applicable liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, winding-up, dissolution, fraudulent conveyance, rearrangement, plan of arrangement, reorganization, proposal or similar statutes, laws, rules and regulations affecting the rights, remedies, or recourse of creditors generally, including without limitation the Bankruptcy Code and all amendments thereto.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Derivative Transactions” means any commodity, interest rate, equity or currency swap, cap, floor, collar, forward agreement or other exchange or protection agreement or any option with respect to any such transaction.

“Disqualified Equity Interests” means any Equity Interests which, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) matures or is mandatorily redeemable (other than solely in exchange for Equity Interests that are not otherwise Disqualified Equity Interests), pursuant to a sinking fund obligation or otherwise, (b) is redeemable at the option of the holder thereof (other than solely in exchange for Equity Interests that are not otherwise Disqualified Equity Interests), in whole or in part, (c) provides for the regular scheduled mandatory payment of dividends in cash, or (d) is or becomes convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is ninety-one (91) days after the Maturity Date.

“Dollars” and the sign “$” mean the lawful money of the United States.

“E-Signature” means the process of attaching to or logically associating with an Electronic Transmission an electronic symbol, encryption, digital signature or process (including the name or an abbreviation of the name of the party transmitting the Electronic Transmission) with the intent to sign, authenticate or accept such Electronic Transmission.

“E-System” means any electronic system approved by the Administrative Agent, including IntraLinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

“Electronic Transmission” means each document, instruction, authorization, file, information and any other communication transmitted, posted or otherwise made or communicated by e-mail, or otherwise to or from an E-System (including, through IntraLinks/IntraAgency, SyndTrak or another relevant website or other information platform approved by the Administrative Agent (the “Platform”)).

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, the Borrower or any of its Subsidiaries or ERISA Affiliates, or with respect to any Pension Plan or Multiemployer Plan, to which the Borrower or any Subsidiary or ERISA Affiliate thereof has within the preceding five (5) plan years made contributions.

“Equity Interests” means any and all shares, interests, participations or other equivalents (however designated) of Equity Interests of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including partnership interests, limited partnership interests, limited liability company interests, exempted limited partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, as applied to any Person, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or business under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member. Any former ERISA Affiliate of the Borrower or any Subsidiary of the Borrower will continue to be considered an ERISA Affiliate of the Borrower or such Subsidiary within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of the Borrower or such Subsidiary and with respect to liabilities arising after such period for which the Borrower or such Subsidiary could be liable under the Internal Revenue Code or ERISA.

“Erroneous Payment” has the meaning set forth in Section 8.5(c).

“Escrow Agreement” means that certain Escrow Agreement to be executed by the Borrower and Parent in favor of U.S. Bank National Association.

“Event of Default” has the meaning set forth in Section 7.1.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Offer” means the offer to exchange all outstanding Parent 2026 Notes for 11.00% Senior Secured Notes of the Parent due July 1, 2027, pursuant to Parent's registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to any Recipient or required to be withheld or deducted from a payment to a Recipient (a) Taxes imposed on or measured by net income (however denominated, and including branch profits taxes) and franchise taxes imposed in lieu of net income taxes, in each case (i) imposed as a result of such Recipient being organized under the Laws of, or having its principal office or, in the case of the Lender, its applicable Lending Office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) imposed on any Recipient as a result of a present or former connection between such Recipient and the jurisdiction of the Governmental Authority imposing such Tax or any political subdivision or taxing authority thereof or therein (other than such connection arising solely from any such Recipient having executed, delivered, become a party to, or performed its obligations or received a payment under, received or perfected a security interest under, received payments under, received or perfected a security interest under, or enforced, any Credit Document, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Credit Document); (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Recipient with respect to an applicable interest in a Term Loan or Commitment pursuant to a Law in effect on the date on which such Recipient (i) acquires such interest in the Term Loan or Commitment or otherwise becomes a party to this Agreement or (ii) changes its Lending Office, except in each case, to the extent that, pursuant to Section 2.14, amounts with respect to such Taxes were payable either to the Lender’s assignor immediately before the Lender became a party hereto or to the Lender immediately before it changed its Lending Office; (c) Taxes that are attributable to the failure by any Recipient to deliver the documentation required to be delivered pursuant to Section 2.14(f) or Section 2.14(g) and Taxes imposed under FATCA.

“Existing Maturity Date” has the meaning set forth in Section 2.16.

“Export Controls” means any applicable laws, regulations, and orders related to the regulation of imports, exports, re-exports, transfers, releases, shipments, transmissions, or any other provision or receipt of goods, technology, technical data, software, or services, including the Export Administration Regulations (15 C.F.R. § 730-774), the Arms Export Control Act (22 U.S.C. § 2778), the International Traffic in Arms Regulations (22 C.F.R. § 120-130), the Tariff Act of 1930 and regulations administered and enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and any other laws, regulations, and orders of a similar nature.

“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code, any intergovernmental agreement entered into in connection with the implementation of such Sections of the Internal Revenue Code and any fiscal or regulatory legislation, rules, guidance notes or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Internal Revenue Code.

“FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.).

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate; provided that (a) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be the rate for the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) quoted to the Administrative Agent by three major banks of recognized standing (as selected by the Administrative Agent) on such day on such transactions as determined by the Administrative Agent.

“Fiscal Quarter” means, with respect to any Person, the fiscal quarter of such Person. In the case of the Borrower, Fiscal Quarter means a fiscal quarter of any Fiscal Year of the Borrower. A Fiscal Quarter may be designated by reference to the last day thereof (i.e., the “December 31, 2025 Fiscal Quarter” refers to the Fiscal Quarter ended on December 31, 2025, the last day of the Borrower’s fourth Fiscal Quarter for Fiscal Year 2025) or by reference to the applicable Fiscal Quarter of a Fiscal Year (i.e., the “Q4-2025 Fiscal Quarter” also refers to the Borrower’s fourth Fiscal Quarter for Fiscal Year 2025). For purposes of this Agreement, except to the extent expressly stated otherwise, references to any “Fiscal Quarter” will mean a Fiscal Quarter of the Borrower.

“Fiscal Year” means, with respect to any Person, the fiscal year of such Person. In the case of the Borrower, Fiscal Year means the fiscal year of the Borrower and its consolidated Subsidiaries ending on December 31 of each calendar year. A Fiscal Year may be designated by reference to the last day thereof (i.e., the “December 31, 2025 Fiscal Year” refers to the Fiscal Year ended on December 31, 2025) or by reference to the calendar year in which such Fiscal Year ends (i.e., the “Fiscal Year 2025” also refers to the Fiscal Year ended on December 31, 2025). For purposes of this Agreement, except to the extent expressly stated otherwise, references to any “Fiscal Year” will mean a Fiscal Year of the Borrower.

“Funds” means (i) Axar Special Opportunity Fund VI-B LLC and (ii) Mavik Real Estate Special Opportunities Fund, LP.

“Fund Agreements” means each of (i) the Third Amended and Restated Agreement of Limited Partnership of Mavik Real Estate Special Opportunities Fund, LP, dated June 10, 2022, and the (ii) Amended and Restated limited liability company agreement of Axar Special Opportunity Fund VI-B LLC, dated December 30, 2024.

“Fund Documents” means the Fund Agreements and the Subscription Documents, collectively.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States generally accepted accounting principles in effect and applicable to the Borrower as of the date of determination thereof, including, if applicable, the adoption of provisions for investment companies (ASC 946).

“Government Official” means (a) any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) any political party or party official or candidate for political office or (c) any official, officer, employee, or any Person acting in an official capacity for or on behalf of, any company, business, enterprise or other entity owned (in whole or in substantial part) controlled by or Affiliated (as defined without reference to clause (a) of the second sentence set forth in the definition of “Affiliate”) with a Governmental Authority.

“Governmental Authority” means any international, multinational, foreign, national, federal, state, provincial, territorial, local or municipal government, or any bureau, court, agency or instrumentality or political subdivision thereof, or other entity exercising, or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of or pertaining to government, including any arbitral tribunal and including any supra-national bodies (such as the European Union or the European Central Bank).

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranty and Collateral Agreement” means that certain Guarantee and Collateral Agreement to be executed by the Borrower in favor of the Collateral Agent.

“Holdings ” means Subsidiary Holdings I, LLC, a Delaware limited liability company.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to the Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum non-usurious interest rate than applicable laws now allow.

“Historical Financial Statements” means the balance sheets and related statements of income and cash flows of the Parent as of the Fiscal Year ended December 31, 2025 and as of the Fiscal Quarters ended March 31, 2025, June 30, 2025 and September 30, 2025.

“Indebtedness” as applied to any Person, means, without duplication, (a) all indebtedness for borrowed money; (b) all obligations evidenced by bonds, debentures, notes or similar instruments; (c) that portion of obligations with respect to capital or finance leases that is properly classified as a liability on a balance sheet in conformity with GAAP as in effect of the date hereof; (d) any obligation owed for all or any part of the deferred purchase price of property or services, which purchase price is (A) due more than six (6) months from the date of incurrence of the obligation in respect thereof or (B) evidenced by a note or similar written instrument; (e) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (f) Disqualified Equity Interests; (g) obligations of such Person in respect of any Derivative Transaction, excluding any Alternative Financing, whether entered into for hedging or speculative purposes (the amount of such obligation to be equal at any time to the net payments under such agreement or arrangement giving rise to such obligation that would be payable by such person at the termination of such agreement or arrangement); (h) obligations of such person in respect of any Alternative Financing (with the amount thereof being the amount of debt for borrowed money that would have been incurred had such Alternative Financing taken the form of a loan); (i) Credit Support Obligations in connection with the obligations of the type in clauses (a) through (h) of this definition, of any other Person; (h) obligations of the type in clauses (a) through (h) of this definition that are secured by a Lien on any property or asset owned or held by that Person regardless of whether such obligations are owed by or recourse to such Person (with the amount thereof being equal to the lesser of the amount of the obligation or the value of the property or asset subject to such Lien). For the avoidance of doubt, performance and completion guarantees and obligations under “bad boy” letters and principal guarantees with respect to which the likelihood of any payment being required thereunder is determined to be “remote” in accordance with GAAP at the most recent time of determination in accordance with such person’s customary practices shall not constitute Indebtedness.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of one firm of counsel for all Agent Indemnitees (together with one additional firm of local counsel for all Agent Indemnitees in each relevant jurisdiction and, in the event of any actual or potential conflict of interest between one or more Agent Indemnitees, such additional counsel for all similarly situated Agent Indemnitees as shall be appropriate to avoid such conflicts) and one firm of counsel for all Lender Indemnitees (together with one additional firm of local counsel for all Lender Indemnitees in each relevant jurisdiction and, in the event of any actual or potential conflict of interest between one or more Lender Indemnitees, such additional counsel for all similarly situated Lender Indemnitees as shall be appropriate to avoid such conflicts) in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened by any Person, whether or not any such Indemnitee will be designated as a party or a potential party thereto, and any fees or expenses reasonably incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lender’s agreement to make the Term Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral)); (b) the Agent Fee Letter or (c) any actual or prospective investigation, litigation or other proceeding relating to any of the foregoing, whether or not brought by any such Indemnitee or any of its Related Persons, any holders of securities or creditors (and including reasonable and documented attorneys’ fees), whether or not any such Indemnitee, Related Person, holder or creditor is a party thereto, and whether or not based on any securities or commercial law or regulation or any other Law or theory thereof, including common law, equity, contract, tort or otherwise.

“Indemnified Taxes” means (a) all Taxes other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document, and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 9.3(a).

“Initial Term Commitment” means the commitment of the Lender to make or otherwise fund an Initial Term Loan pursuant to Section 2.1(a)(i), and “Initial Term Commitments” means such commitments of the Lender in the aggregate. The aggregate amount of the Initial Term Commitments as of the Closing Date is $25,000,000.

“Initial Term Loan” means a term loan made by the Lender to the Borrower on the Closing Date pursuant to Section 2.1(a).

“Internal Revenue Code” means the Internal Revenue Code of 1986.

“Investment” means with respect to any Person (a) any direct or indirect purchase or other acquisition by such Person of a legal or beneficial interest in, any of the Securities of any other Person; (b) any direct or indirect loan, advance or capital contribution by such Person to any other Person and (c) any acquisition, whether by purchase, merger or otherwise, of all or a material portion of the assets of, or a division, unit, business line or product line of, any other Person.

“Investment Grade” means that the Term Loans are rated at least ‘BBB-’ by S&P, Baa3 by Moody’s or BBB- by Egan Jones.

“Laws” means, with respect to any Person, (a) any federal, state, provincial, territorial, local, foreign, multinational or international statutes, laws, treaties, judicial decisions, standards, rules and regulations, guidances, guidelines, ordinances, rules, judgments, writs, orders, decrees, codes, plans, injunctions, permits, concessions, grants, franchises, governmental agreements and governmental restrictions (including administrative or judicial precedents or authorities), and (b) the interpretation or administration thereof by, and other determinations, directives, requirements or requests of, any Governmental Authority, in each case whether or not having the force of law and that are applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Lender” has the meaning set forth in the preamble hereto.

“Lender Affiliate” means any Controlled Investment Affiliate of the Lender.

“Lender Indemnitee” has the meaning set forth in Section 9.3(a).

“Lending Office” means, with respect to the Lender, the office or offices of the Lender specified as its “Lending Office” beneath its name on Appendix B hereto in the administrative questionnaire delivered by the Lender to the Borrower and the Administrative Agent, or, in each case, such other office or offices of the Lender as it may from time to time notify the Borrower and the Administrative Agent.

“Liabilities” means all claims, actions, suits, judgments, damages, losses, liability, obligations, responsibilities, fines, penalties, sanctions, costs, fees, taxes, commissions, charges, disbursements and expenses (including those incurred upon any appeal or in connection with the preparation for and/or response to any subpoena or request for document production relating thereto), in each case of any kind or nature (including interest accrued thereon or as a result thereto and fees, charges and disbursements of financial, legal and other advisors and consultants), whether joint or several, whether or not indirect, contingent, consequential, actual, punitive, treble or otherwise.

“Lien” means (a) any lien, mortgage, pledge, assignment, assignment by way of security, security interest, charge, hypothec, right of set-off or similar encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (b) in the case of Securities, any transfer restriction, purchase option, call or similar right of a third party with respect to such Securities; provided that in no event shall an operating lease in and of itself be deemed a Lien.

“Loan Parties” means (i) Holdings, (ii) the Borrower and the Subsidiary Guarantors; each of the foregoing being a Delaware limited liability company.

“LTV Ratio” means as of any date of determination, the ratio of (a) the outstanding principal amount of the Term Loans as of such date plus (without duplication) any other Obligations which are overdue under any Credit Document to (b) the Borrower Net Assets as of such date.

“Margin Stock” means “margin stock” as such term is defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Action” means to (a) file or consent to the filing of any bankruptcy, insolvency or reorganization petition under any applicable federal, state or other law relating to a bankruptcy naming the Borrower as debtor or other initiation of bankruptcy or insolvency proceedings by or against the Borrower, or otherwise seek, with respect to the Borrower, relief under any laws relating to the relief from debts or the protection of debtors generally; (b) seek or consent to the appointment of a receiver, liquidator, conservator, assignee, trustee, sequestrator, custodian or any similar official for the Borrower or all or any portion of its properties; (c) make or consent to any assignment for the benefit of the Borrower’s creditors generally; (d) admit in writing the inability of the Borrower to pay its debts generally as they become due; or (e) petition for or consent to substantive consolidation of the Borrower with any other person.

“Material Adverse Effect” means (a) an adverse effect on the business, operations, properties, assets or financial condition of Borrower or the business, operations, properties, assets or financial condition of the Portfolio Investments, in either case resulting in a material adverse effect on the ability of the Borrower to fully and timely perform its obligations under the Credit Documents, (b) a material adverse effect on the Collateral, an adverse effect on the Collateral Agent’s Lien on any material portion of the Collateral or the priority of such Liens; or (c) a material adverse effect on the rights, remedies and benefits available to, or conferred upon, the Agent or the Lender or Secured Party under, or the legality, validity, binding effect or enforceability of the Credit Documents, taken as a whole.

“Maturity Date” means the earlier of (a) the date that is eighteen (18) months following the Closing Date; provided that, subject to Section 2.16, if by June 30, 2027, the Parent 2026 Notes have not been either (i)  fully repaid and discharged or (ii) exchanged for, or refinanced with the proceeds of, new debt securities of Parent having a maturity date at least twelve (12) months after the maturity date of the Exchange Notes, then the "Maturity Date" shall be accelerated to July 1, 2027 and (b) the date that all the Term Loans become due and payable in full hereunder, whether by acceleration or otherwise; provided further; that in the event the Maturity Date is not a Business Day, the Maturity Date shall be extended to the next succeeding Business Day as provided in Section 2.11(d).

“Moody’s” means Moody’s Investor Services, Inc.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners.

“Natural Person” means a natural person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person.

“Net Realization Proceeds” means all Realization Proceeds after deducting: (a) all bona fide fees, costs and expenses incurred by the Borrower in relation to such Realization Proceeds, and (b) all Taxes or Tax Distributions payable by the Borrower in connection with such Realization Proceeds.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the Federal Funds Effective Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if such rate is not published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. New York City time on such date received by the Administrative Agent from a federal funds broker of recognized standing selected by it.

“Obligations” means all obligations of every nature of the Borrower from time to time owed to the Agent, the Lender, any Indemnitee or any other Secured Party under any Credit Document, in each case, whether for principal, premium, interest (including interest premiums, fees and other amounts incurred during the pendency of any bankruptcy, insolvency, receivership or similar proceeding, whether or not due and payable and whether or not allowed or allowable in such proceeding), fees, expenses, indemnification or otherwise.

“OFAC” means the U.S. Department of Treasury’s Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the SDN List, the Sectoral Sanctions Identification List (SSI List) and/or any other list of blocked or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any applicable executive orders.

“Organizational Documents” means (a) with respect to any corporation, its certificate or articles of incorporation or organization, as applicable, and its by-laws, (b) with respect to any limited partnership, its certificate of limited partnership, its limited partnership agreement and any amendments thereto, (c) with respect to any general partnership, its partnership agreement and (d) with respect to any limited liability company, its certificate of registration or formation or articles of organization, as applicable, and its operating agreement or limited liability company agreement, as applicable. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” will only be to a document of a type customarily certified by such governmental official.

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are imposed as a result of a present or former connection between a Recipient and the jurisdiction imposing such Tax other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document or sold or assigned an interest in any Term Loan or Credit Document imposed with respect to an assignment.

“Parent” means Terra Property Trust, Inc., a Maryland corporation.

“Parent Guaranty” means the Parent Guaranty, to be executed by the Parent in favor of the Agent.

“Parent 2026 Notes” means the 6.00% Senior Notes due June 30, 2026 of Parent.

“Participant Register” has the meaning set forth in Section 9.6(g).

“Parent Side Letter” means the letter agreement, dated June 29, 2026, between Parent and the Borrower regarding the use of proceeds of the Term Loan.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Pub. L. 107-56, signed into law October 26, 2001.

“Payment Account” means the account of the Administrative Agent that the Administrative Agent designates in writing on the Closing Date or from time to time thereafter as its “Payment Account” to the other parties hereto.

“Payment Direction Letter” means the letter agreement, dated June 29, 2026, by the Borrower, regarding the disbursement of proceeds of the Term Loan.

“Payment Notice” has the meaning set forth in Section 8.5(c).

“Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code or Section 302 of ERISA.

“Permitted Liens” has the meaning set forth in Section 6.2.

“Person” means and includes Natural Persons, corporations, exempted companies, limited partnerships, exempted limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities irrespective of whether they have separate legal personality in their jurisdiction of incorporation, registration or formation.

“Plan Asset Regulations” means 29 C.F.R. §2510.3-101, as modified by Section 3(42) of ERISA.

“Plan Assets” means “plan assets” as defined under the Plan Asset Regulations.

“Platform” has the meaning set forth in the definition of “Electronic Transmission.”

“Portfolio Investment” means the Borrower’s Investment in (i) the Funds, as set forth on Schedule 4(J), (ii) the membership interest in the Subsidiary Guarantors, (iii) the Boundary Investment and the (iv) 601 Walnut Investment (as set forth in Schedule 4(J).

“Realization Proceeds” means the proceeds actually received by the Borrower or any of its Subsidiaries in respect of (i) any sale, disposition or transfer, whether in one transaction or a series of related transaction(s), of any interest, directly or indirectly, in the Funds or any other Portfolio Investment, and (ii) all dividends and other distributions received by the Borrower from the Funds or any other Portfolio Investment, including, without limitation, any payments of principal and interest with respect to loans and dividends with respect to preferred equity securities; provided, however, that Realization Proceeds shall exclude distributions in respect of Borrower’s Interest in Mavik Real Estate Special Opportunities Fund, LP to the extent such distributions (x) do not exceed $2.8 million in the aggregate, and (y) are applied to pay current interest in respect of the Initial Term Loan.

“Recipient” means (a) the Administrative Agent or (b) the Lender, as applicable.

“Recycling Period” means the period commencing on the Closing Date and ending on the date that is six (6) months after the Closing Date.

“Register” has the meaning set forth in Section 2.4(b).

“Related Person” means, with respect to any Person, each Affiliate of such Person and each director, officer, employee, partner, agent, trustee, attorney, accountant and other advisor of or to such Person or any of its Affiliates.

“Responsible Officer” means with respect to the Borrower, the manager, managing member, president, copresident, treasurer, director, senior managing director or general counsel of the Borrower.

“Restricted Distribution” means with respect to any Person (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of Equity Interests of such Person now or hereafter outstanding, except a dividend payable solely in Equity Interests of such Person (other than Disqualified Equity Interests); (b) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Equity Interests of such Person now or hereafter outstanding, other than in exchange for Equity Interests of such Person (other than Disqualified Equity Interests); and (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of Equity Interests of such Person now or hereafter outstanding, other than in exchange for Equity Interests of such Person (other than Disqualified Equity Interests).

“S&P” means S&P Global Ratings, or any successor entity thereto.

“Sanctioned Country” means, at any time, any country or territory that is the subject or target of any comprehensive economic or financial sanctions or trade embargoes under Sanctions.

“Sanctioned Person” means any Person: (a) listed in any sanctions-related list of designated Persons maintained by the United States (including, but not limited to, OFAC Lists), the United Nations Security Council, the European Union, His Majesty’s Treasury of the United Kingdom or any other relevant sanctions authority; (b) 50% or more, individually or in the aggregate, owned by any Person described in paragraph (a) hereof; or (c); that is otherwise the target of Sanctions.

“Sanctions” means economic and financial sanctions or trade embargoes enacted, imposed, administered and enforced from time to time by (a) the U.S. government, including OFAC and the U.S. Department of State, (b) the European Union or any of its member states, (c) His Majesty’s Treasury of the United Kingdom or (d) any other relevant sanctions authority with jurisdiction over the Parent or its Subsidiaries.

“SDN List” means the Specially Designated Nationals and Sanctioned Persons List maintained by OFAC.

“Secured Party” means the Agent, the Lender and each Indemnitee (solely to the extent of any outstanding claim for Indemnified Liabilities of such Indemnitee pursuant to and in accordance with Section 9.3).

“Securities” means any Equity Interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Side Letter” means any letter or other agreement of any type that has the effect of establishing rights of the Borrower under, or altering or supplementing, the terms of the Fund Agreements with respect to any Fund.

“Solvent” means that with respect to any Person as of the date of determination, (a) the fair value of the present assets of such Person and its Subsidiaries, taken as a whole, exceeds the debts (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, (b) the present fair saleable value of the assets of such Person and its Subsidiaries, taken as a whole, is not less than the amount that will be required to pay the probable liabilities (including contingent liabilities) of such Person and its Subsidiaries, taken as a whole, on their debts as such debts become absolute and matured, (c) such Person and the Subsidiaries, taken as a whole, are able to pay their debts (including current obligations and contingent liabilities) as such debts and liabilities become absolute and matured and do not intend to incur, or believe they will incur, debts (including current obligations and contingent liabilities) beyond their ability to pay such debts and liabilities as they mature in the ordinary course of business, and (d) the capital of such Person and its Subsidiaries, taken as a whole, is not unreasonably small in relation to the business of such Person or its Subsidiaries, taken as a whole, contemplated as of such date. For the purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subscription Agreement” means the Subscription Agreement executed by the Parent in connection with its subscription for a limited partnership interest in any Fund.

“Subscription Documents” means the Subscription Agreement and any Side Letters.

“Subsidiary” means, with respect to any Person, any corporation, exempted company, partnership, exempted limited partnership, limited liability company, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person will be deemed to be outstanding.

“Subsidiary Guarantors” means (i) Fund Financing LLC, (ii) Peachtree Lendco LLC, (iii) Boundary Pref LLC, (iv) New Walnut Member LLC and (v) Mavik Revol One Holdings LLC; each of the foregoing being a Delaware limited liability company.

“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty and Pledge Agreement, to be executed by the Subsidiary Guarantors in favor of the Agent.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding (including backup withholding) of any nature and whatever called, levied, collected, withheld or assessed by any Governmental Authority, together with any interest thereon, additions to tax or penalties imposed with respect thereto.

“Tax Distributions” means, distributions made to any direct owner of the Borrower with respect to a taxable period equal to estimated or anticipated taxes at the Assumed Income Tax Rate with respect to the income and gain allocated to such owner in respect of a membership interest in the Borrower for such taxable period, assuming that such owner’s only income, gain or loss for such taxable period and each prior taxable period was income or loss attributable to a membership interest in the Borrower.

“Term Loans” and “Term Loan” shall each mean the Initial Term Loan.

“Term Loan Exposure” means, with respect to the Lender, as of any date of determination, the outstanding principal amount of the Term Loans of the Lender; provided that, at any time while any Commitment remains in effect, the Term Loan Exposure of the Lender will be equal to the aggregate of the outstanding principal amount of the Lender’s Term Loans (if any) plus the Lender’s outstanding Commitment (if any).

“Term Note” means a promissory note in the form of Exhibit A.

“Termination Conditions” means that the principal of and interest on each Term Loan and all other Obligations (other than amounts in respect of indemnification, expense reimbursement, yield protection or tax gross-up and contingent obligations, in each case that are not then owing or with respect to which no claim has been made) have been paid in full.

“Transaction Costs” means the fees, costs and expenses paid or payable by the Borrower on or about the Closing Date in connection with the relevant Transactions.

“Transactions” means (a) the execution and delivery of the Credit Documents on the Closing Date, (b) the funding of the Initial Term Loan on the Closing Date, (c) the payment of a Restricted Payment using the proceeds of the Initial Term Loan on the Closing Date and (d) the use of the proceeds thereof in accordance with this Agreement and the payment of Transaction Costs related to the foregoing.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that if by reason of mandatory provisions of law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Collateral Agent in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“U.S.” or “United States” means United States of America.

“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Internal Revenue Code.

“Valuation” means with respect to a Portfolio Investment, the value of such Portfolio Investment reported on the balance sheet of the Borrower as of the last day of the most recent Fiscal Quarter for which financial statements of the Borrower have been delivered to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b) or, from the Closing Date through the date on which the first financial statements are delivered hereunder to the Administrative Agent pursuant to Section 5.1(a) or 5.1(b), as reported on the Historical Financial Statements for the Fiscal Quarter ended May 31, 2026.

1.2            Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein will have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered to the Lender pursuant to Section 5.1 will be prepared in accordance with GAAP as in effect at the time of such preparation. If at any time any change in GAAP would affect the computation of any financial requirement or compliance with any covenant set forth in any Credit Document, and either the Borrower or the Lender will so request, the Administrative Agent, the Lender and the Borrower will negotiate in good faith to amend such ratio, requirement or covenant to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Lender); provided that until so amended, such requirement or covenant will continue to be computed in accordance with GAAP prior to such change therein. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein will be construed, and all computations of amounts referred to in Section 5 and Section 6 will be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other Liabilities of the Borrower or any Subsidiary of the Borrower at “fair value.”

1.3            Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References to “hereof” or “herein” mean of or in this Agreement, as applicable. References herein to any Section, Schedule or Exhibit will be to a Section, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including,” when following any general statement, term or matter, will not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather will be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless the context requires otherwise, any definition of or reference to any agreement, instrument or other document (including any Organizational Document) will be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified, in each case without limiting any restrictions on such amendments, supplements or modifications set forth herein or in any other Credit Document. Any reference herein to any Person will be construed to include such Person’s successors and permitted assigns. The words “asset” and “property” will be construed to have the same meaning and effect. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any reference to any law or regulation will (a) include all statutory and regulatory provisions consolidating, replacing or interpreting or supplementing such law or regulation and (b) unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time.

1.4            Certifications. Any certificate or other writing required hereunder or under any other Credit Document to be certified by any officer or other authorized representative of any Person will be deemed to be executed and delivered by such officer or other authorized representative solely in such individual’s capacity as an officer or other authorized representative of such Person and not in such officer’s or other authorized representative’s individual capacity.

1.5            Divisions and Other Transactions. Any reference in this Agreement or any other Credit Document to a merger, consolidation, amalgamation, conveyance, disposal, assignment, sale, disposition or transfer, or similar term, shall be deemed to apply to a division of or by a limited liability company, partnership or corporation, or an allocation of assets to a series of or one or more limited liability companies, partnerships or corporations, or the unwinding of such a division or allocation, as if it were a merger, consolidation, amalgamation conveyance, disposal, assignment, sale, disposition or transfer, or similar term, as applicable, to, of or with a separate Person. Any division of a limited liability company, partnership or corporation shall be deemed to constitute the formation of a separate Person, and any such division shall constitute a separate Person hereunder and under the other Credit Documents (and each division of any limited liability company, partnership or corporation that is a subsidiary, joint venture or any other like term shall also constitute such a Person).

Section 2. LOANS

2.1            Term Loans.

(a)            Subject to the terms and conditions hereof, the Lender agrees to make on the Closing Date, one Borrowing of Initial Term Loan to the Borrower in an aggregate amount up to the Lender’s Initial Term Commitment, as shall be specified by Borrower to Lender reasonably in advance of the Borrowing Date.

(b)            The Borrower will deliver to the Administrative Agent on behalf of the Lender a fully executed Borrowing Notice.

(c)            Any amounts borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. All amounts owed hereunder with respect to the Term Loans will be paid in full no later than the Maturity Date.

2.2            Availability of Funds.

(a)            Availability of Funds. The Lender shall have no obligation to fund the Initial Term Loan unless the conditions precedent set forth in Sections 3.1 and 3.2 have been satisfied or waived by the Lender.

2.3            Use of Proceeds.

(a)            The proceeds of the Initial Term Loan will be used (i) to pay Transaction Costs in connection therewith, including the upfront fee payable pursuant to Section 2.7 and the closing costs, fees and expenses payable pursuant to Section 9.2, (ii) to make a distribution by the Borrower to the Parent (which distribution will not be on account of principal, interest or any other amount in respect of the Term Loans); Parent shall use the proceeds of the Initial Term Loan, in accordance with Section 3.2(d), and (iii) subject to the limitations set forth in the Parent Side Letter, general corporate purposes (including without limitation, investments).

(b)            No portion of the proceeds of the Term Loans will be used to purchase or carry Margin Stock in any manner that causes or would reasonably be expected to cause such Term Loan or the application of the proceeds thereof to violate Regulation T, Regulation U or Regulation X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

(c)            Neither the Borrower nor any of its Controlled Entities will, directly or indirectly, use any part of any proceeds of the Term Loans or lend, contribute, or otherwise make available such proceeds to any Person for the purpose of (i) funding or facilitating any activities or business of or with any Person that, at the time of such funding or facilitation, is the subject or the target of Anti-Terrorism Laws, (ii) to fund or facilitate any activities or business of or in any Sanctioned Country or (iii) in any other manner that would reasonably be expected to result in a violation by any Person of any Anti-Terrorism Law. No part of the proceeds of any Term Loan will be used, directly or indirectly, by the Borrower or any of its Controlled Entities for any payments to any Government Official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.

2.4            Evidence of Debt; Register; Notes.

(a)            Evidence of Debt. The Lender will maintain on its internal records an account or accounts evidencing the Indebtedness of the Borrower to the Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation will be conclusive and binding on the Borrower, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, will not affect the Lender’s Commitment or the Borrower’s Obligations in respect of any Term Loan; and provided further, in the event of any inconsistency between the Register and the Lender’s records, the recordations in the Register will govern.

(b)            Register. Solely as non-fiduciary agent for the Borrower, the Administrative Agent will maintain a register for the recordation of the names and addresses of the Lender and the Term Loan of the Lender from time to time (the “Register”). The Register will be available for inspection by the Borrower or the Lender (with respect to any entry relating to the Lender’s Term Loan) at any reasonable time from time to time upon reasonable prior written notice. The Administrative Agent will record in the Register the Term Loans, the principal amounts (and stated interest) of the Term Loans owing to the Lender pursuant to the terms hereof from time to time and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation will be conclusive and binding on the Borrower and the Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, will not affect the Borrower’s Obligations in respect of any Term Loan. The Administrative Agent shall have no liability for any error or omission in maintaining the Register except to the extent caused by its gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment. The Borrower hereby designates the Administrative Agent to serve as the Borrower’s non-fiduciary agent solely for purposes of maintaining the Register as provided in this Section 2.4, and the Borrower hereby agrees that, to the extent the Administrative Agent serves in such capacity, the Administrative Agent and its officers, directors, employees, agents and affiliates will constitute “Indemnitees.”

(c)            Notes. If so requested by the Lender by written notice to the Borrower at least one (1) Business Day prior to the Closing Date or at any time thereafter, the Borrower will execute and deliver to the Lender (and/or, if applicable and if so specified in such notice, to any Person who is a permitted assignee of the Lender pursuant to Section 9.6) on the Closing Date a Term Note to evidence the Lender’s Term Loans.

2.5            Interest on Loans.

(a)            Subject to Section 2.6 below, each Term Loan will bear interest on the unpaid principal amount thereof for each day from the Closing Date (or the funding date with respect to amounts pre-funded in accordance with Section 3.2(e)) with respect thereto to repayment (whether by acceleration or otherwise) at a rate per annum equal to eleven percent (11.00%), payable in cash in arrears on the last Business Day of each calendar quarter.

(b)            Interest payable hereunder will be computed on the basis of a 365-day year (or 366-day year, as the case may be) for the actual days elapsed. In computing interest on any Term Loan, the date of the making of such Term Loan will be included, and the date of payment of such Term Loan will be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day’s interest will be paid on that Term Loan.

2.6            Default Interest. Upon the occurrence and during the continuance of an Event of Default, the overdue principal amount of any Term Loans and, to the extent permitted by applicable law and due and owing, any overdue interest payments on the Term Loans and any other overdue fees and other overdue amounts, will bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) from the date of such Event of Default, payable on demand at a rate that is five percent (5.00%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Term Loans; provided if any such amount remains overdue for a period of ten (10) Business Days after the original due date therefor, the interest rate applicable to such amount shall increase by an additional five percent (5.00%) on such tenth (10th) Business Day and on the last Business Day of each subsequent ten (10) Business Day period for which such amount remains unpaid. Payment or acceptance of the increased rates of interest provided for in this Section 2.6 is not a permitted alternative to timely payment and will not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of the Agent or the Lender.

2.7            Fees.

(a)            The Borrower agrees to pay to the Lender, in cash on the Closing Date, a non-refundable upfront fee equal to four percent (4.00%) of the principal amount of the Initial Term Loan. The upfront fee shall be fully earned when paid and shall not be capitalized or paid in kind.

(b)            The Borrower agrees to pay to the Agents such other fees in the amounts and at the times separately agreed upon in the Agent Fee Letter or other Credit Document.

(c)            Once paid, none of the foregoing fees will be refundable under any circumstances.

2.8            Scheduled Payments. The Borrower will repay to the Administrative Agent for the ratable account of the Lender on the Maturity Date, the aggregate principal amount of all Term Loans outstanding on such date.

2.9            Prepayments.

(a)            Voluntary Prepayments. Any time and from time to time, the Borrower may prepay the Term Loans, in whole or in part, on a Business Day in an aggregate minimum amount of $300,000 and integral multiples of $100,000 in excess of that amount (or, in each case, if less, the entire amount thereof), and upon prior written notice given to the Administrative Agent, by 2:00 p.m. (New York City time) three (3) Business Days prior to such payment. Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice will become due and payable without premium or penalty on the prepayment date specified therein. Any such voluntary prepayment will be applied as specified in Sections 2.10.

(b)            Mandatory Prepayments.

(i)            The Borrower shall apply one hundred percent (100%) of all Net Realization Proceeds received by Borrower, promptly (but in any event within two (2) Business Days) upon receipt by the Borrower, to prepay the Term Loans.

(ii)            Notwithstanding clauses (i) above, during the Recycling Period the Borrower may use Collateral Asset Repayments to fund Capital Commitments or acquire or fund replacement Portfolio Investments, in each case with the Lender's prior written approval (not to be unreasonably withheld, conditioned or delayed); provided that (A) no Default or Event of Default has occurred and is continuing or would result therefrom, (B) such amounts remain on deposit in a Collateral Account until applied as approved by the Lender and (C) the Borrower shall provide such supporting information as the Lender may reasonably request. Any Collateral Asset Repayments not so approved or applied prior to the end of the Recycling Period shall be applied to prepay the Term Loans promptly following the expiration of the Recycling Period.

(iii)            The Borrower shall provide by 2:00 p.m. (New York City time) one (1) Business Day advance written notice to the Administrative Agent of any prepayment pursuant to this Section 2.9(b).

2.10            Application of Prepayments.

(a)            Application of Prepayments. Any prepayment of Term Loans will be applied to the outstanding Term Loans of the Lender.

(b)            Application of Payments or Proceeds. During the continuance of an Event of Default, the Administrative Agent may and will upon the direction of the Lender apply any and all payments received by the Administrative Agent in respect of any Obligation in accordance with Section 7.3. All payments made by the Borrower to the Administrative Agent after any or all of the Obligations have been accelerated (so long as such acceleration has not been rescinded), including proceeds of Collateral, will be applied in accordance with Section 7.3.

2.11            General Provisions Regarding Payments.

(a)            All payments by the Borrower of principal, interest, fees and other Obligations will be made in Dollars in same day funds and by wire transfer (which will be the exclusive means of payment hereunder), without defense, setoff or counterclaim, free of any restriction or condition, and delivered to the Administrative Agent not later than 2:00 p.m. (New York City time) on the date due at the Payment Account for the account of the Lender; for purposes of computing interest and fees, funds received by the Administrative Agent after that time on such due date may be deemed by the Administrative Agent, in its sole discretion, to have been paid by the Borrower on the next succeeding Business Day.

(b)            All payments of the principal amount of any Term Loan made pursuant to Section 2.9 will be accompanied by payment of accrued interest on the principal amount being repaid or prepaid, and all such payments will be applied to the payment of interest then due and payable before application to principal.

(c)            [Reserved].

(d)            Whenever any payment to be made hereunder is stated to be due on a day that is not a Business Day, such payment will be made on the next succeeding Business Day and such extension of time will be included in the computation of the payment of interest hereunder.

(e)            The Administrative Agent may deem any payment by or on behalf of the Borrower hereunder that is not made in same day funds prior to 2:00 p.m. (New York City time) to be a nonconforming payment. Any such non-conforming payment will not be deemed to have been received by the Administrative Agent until the later of (i) the time such funds become available funds and (ii) the applicable next Business Day. The Administrative Agent will give prompt written notice to the Borrower if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 7.1(a). Interest will continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.5 from the date such amount was due and payable until the date such amount is paid in full.

2.12            [Reserved].

2.13            Increased Costs; Capital Adequacy.

(a)            Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.14 (which will be controlling with respect to the matters covered thereby), in the event that the Lender is a bank and the Lender determines in good faith (which determination will, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a Governmental Authority, in each case that becomes effective after the Closing Date (or, if later, the date the Lender became a Lender hereunder), or compliance by the Lender with any request or directive issued or made after the Closing Date (or, if later, the date the Lender became a Lender hereunder) by any central bank or other Governmental Authority: (i) subjects the Lender (or its applicable Lending Office) to any additional Tax (other than (x) Indemnified Taxes and (y) Excluded Taxes) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to the Lender (or its applicable Lending Office) of principal, interest, fees or any other amount payable hereunder or thereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting the Lender (or its applicable Lending Office) or its obligations hereunder; and the result of any of the foregoing is to increase the cost to the Lender of agreeing to make, making or maintaining Term Loans hereunder or to reduce any amount received or receivable by the Lender (or its applicable Lending Office) with respect thereto; then, in any such case, the Borrower will pay to the Lender, within 15 Business Days of receipt of the statement referred to in the next sentence, such additional amount or amounts as may be necessary to compensate the Lender for any such increased cost or reduction in amounts received or receivable hereunder; provided, however, that (a) the Lender may only require such payment if the Lender is requiring payments from all similarly situated borrowers to which it has made term loans as of the date of such request and (b) any such payment may not apply to amounts accrued, incurred or paid by the Lender more than 180 days prior to the date of Lender’s statement delivered to Borrower in respect of such payment. The Lender will deliver to the Borrower (with a copy to the Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to the Lender under this Section 2.13(a), which statement will be conclusive and binding upon all parties hereto absent manifest error.

(b)            Capital Adequacy Adjustment. If the Lender is a bank and determines that any law, rule or regulation adopted after the Closing Date regarding capital or liquidity requirements, or any change therein or in the interpretation or administration thereof, or compliance by the Lender, its applicable Lending Office or any entity controlling the Lender with any guideline, request or directive regarding capital or liquidity requirements, in each case effective after the Closing Date, has or would have the effect of reducing the rate of return on capital of the Lender or any entity controlling the Lender as a consequence of the Lender's Term Loans or other obligations hereunder to a level below that which the Lender or such controlling entity would have achieved but for such adoption, change or compliance, then from time to time, within fifteen (15) Business Days after receipt by the Borrower of a written statement from the Lender, the Borrower will pay to the Lender such additional amount or amounts as will compensate the Lender or such controlling entity for such reduction; provided that the Lender may require such payment only if it or an affiliate is generally requiring comparable payments from similarly situated borrowers and such payment does not relate to amounts accrued, incurred or paid more than one hundred eighty (180) days before the date of the Lender's statement to the Borrower. The Lender's statement shall set forth in reasonable detail the basis for calculating such additional amounts and shall be conclusive absent manifest error.

(c)            Dodd-Frank; Basel III. Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Office of Superintendent of Financial Institutions, the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case in respect of this clause (ii) pursuant to Basel III, will, in each case, be deemed to be a change in law, treaty or governmental rule, regulation or order under subsection (a) above and/or a change in law, rule or regulation (or any provision thereof) regarding capital or liquidity requirements under subsection (b) above, as applicable, regardless of the date enacted, adopted or issued.

2.14            Taxes; Withholding, etc.

(a)            Except as required by Law or otherwise provided in this Section 2.14, each payment by or on account of the Borrower under any Credit Document will be made without deduction or withholding for any Taxes with respect thereto.

(b)            If any Taxes (as determined in the good faith discretion of the Borrower or the Administrative Agent) will be required by any Law to be deducted or withheld from or in respect of any amount payable under any Credit Document to any Recipient (i) to the extent such Taxes required to be deducted or withheld are Indemnified Taxes, such amount will be increased as necessary to ensure that, after all required deductions or withholdings for Indemnified Taxes are made (including deductions or withholdings for Indemnified Taxes applicable to any increases to any amount under this Section 2.14(b)(i)), such Recipient receives the amount it would have received had no such deductions or withholdings for Indemnified Taxes been made, (ii) the Borrower or the Administrative Agent, as applicable, will make such deductions or withholdings, (iii) the Borrower or the Administrative Agent, as applicable, will timely pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable Law and (iv) within thirty (30) days after any such payment by the Borrower is made, the Borrower will deliver to the Administrative Agent an original or certified copy of a receipt evidencing such payment or other evidence of payment reasonably satisfactory to the Administrative Agent.

(c)            In addition, the Borrower will timely pay to the relevant Governmental Authority, in accordance with applicable law, any Other Taxes. Within thirty (30) days after the date of any payment of Other Taxes by the Borrower pursuant to this Section 2.14(c), the Borrower will deliver to the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof or other evidence of payment reasonably satisfactory to the Administrative Agent.

(d)            Without duplication of Section 2.14(b) or Section 2.14(c), the Borrower will indemnify and reimburse, within thirty (30) days after receipt of a written demand therefor (with copy to the Administrative Agent), each Recipient for all Indemnified Taxes (including any Indemnified Taxes imposed or asserted by any jurisdiction on or attributable to amounts payable under this Section 2.14) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable out-of-pocket expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Any Recipient claiming indemnity pursuant to this Section 2.14(d) will use reasonable efforts to notify the Borrower of the imposition of the relevant Indemnified Taxes as soon as practicable after the Recipient becomes aware of such imposition; provided that any failure to provide any such notice shall not affect the Borrower’s obligation to indemnify any Recipient for any such Indemnified Taxes hereunder. A certificate of the Recipient (or of the Administrative Agent on its own behalf or on behalf of such Recipient) claiming any compensation under this clause 2.14(d), setting forth in reasonable detail the amounts to be paid thereunder will be delivered to the Borrower with copy to the Administrative Agent, and such certificate will be conclusive, binding and final for all purposes, absent manifest error.

(e)            Without limiting Section 2.15, the Lender claiming any additional amounts payable pursuant to this Section 2.14 will use its reasonable efforts (consistent with its internal policies and Law) to change the jurisdiction of its Lending Office if such a change would reduce any such additional amounts (or any similar amount that may thereafter accrue) and would not, in the sole determination of the Lender, be otherwise disadvantageous to the Lender.

(f)

(i)            If the Lender or the Administrative Agent is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document will deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, the Lender or the Administrative Agent, if reasonably requested by the Borrower or the Administrative Agent, will deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not the Lender or the Administrative Agent is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.14(f)(ii)(1), Section 2.14(f)(ii)(2) and Section 2.14(f)(ii)(4)) will not be required if in the Lender’s or the Administrative Agent’s reasonable judgment such completion, execution or submission would subject the Lender or the Administrative Agent to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of the Lender.

(ii) Lender Agent will deliver to the Borrower and the Administrative Agent, on or prior to the date on which Lender becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of a Borrower), duly completed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax.

(g)            if a payment made to a Recipient under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Recipient were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Recipient will deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Recipient has complied with such Recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(g), “FATCA” will include any amendments made to FATCA after the date of this Agreement. The parties hereto hereby agree (i) that the Administrative Agent shall be entitled to make any withholding or deduction from payments under this Agreement to the extent necessary to comply with applicable law for which the Administrative Agent shall not have any liability, and (ii) to indemnify the Administrative Agent in accordance with the provisions set forth in this Agreement for any losses it may suffer due to the actions it takes to comply with such applicable law. The terms of this section shall survive the termination of this Agreement.

(h)            Each Recipient agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it will update such form or certification, provide such successor form or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(i)            Any Administrative Agent that (i) is a U.S. Person will deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of a Borrower), duly completed copies of IRS Form W-9 certifying that such Administrative Agent is exempt from U.S. federal backup withholding tax or (ii) is not a U.S. Person will deliver to the Borrower, on or prior to the date on which it becomes a party to this Agreement (and from time to time thereafter upon the reasonable request of the Borrower), duly completed copies of (A) IRS Form W-8IMY evidencing its agreement with the Borrower to be treated as a U.S. Person and (B) IRS Form W-8ECI.

(j)            If the Lender determines in its sole discretion exercised in good faith that it has received a refund (which for purposes of this paragraph shall include a credit received in lieu of a refund) of any Taxes as to which it has been indemnified pursuant to this Section 2.14 (including by the payment of additional amounts pursuant to this Section 2.14), it will pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made or additional amounts paid under this Section 2.14 with respect to the Taxes giving rise to such refund), net of all reasonable, documented, out-of-pocket expenses of such Recipient and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). The Borrower, upon the request of such Recipient, will repay to such Recipient the amount paid over pursuant to this Section 2.14(j) (plus any penalties, interest or other charges properly imposed by the relevant Governmental Authority) in the event that such Recipient is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph 2.14(j), in no event will the Recipient be required to pay any amount to the Borrower pursuant to this paragraph 2.14(j) the payment of which would place the Recipient in a less favorable net after-Tax position than the Recipient would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph will not be construed to require any Recipient to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the Borrower or any other Person.

(k)            The Lender will indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to the Lender (but only to the extent that the Borrower has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting or expanding the obligation of the Borrower to do so), (ii) any Taxes attributable to the Lender’s failure to comply with the provisions of Section 9.6(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to the Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Lender by the Administrative Agent will be conclusive absent manifest error. The Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to the Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this Section 2.14(k).

(l)            Each party’s obligations under this Section 2.14 will survive the resignation or replacement of the Administrative Agent, the termination of this Agreement, any assignment of right by, or the replacement of, a Recipient, and the repayment, satisfaction, or discharge of all obligations under any Credit Document.

2.15            Obligation to Mitigate. The Lender agrees that, as promptly as practicable after the officer of the Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause the Lender to become an Affected Lender or that would entitle the Lender to receive payments under Section 2.13 or 2.14, it will, to the extent not inconsistent with the internal policies of the Lender and any applicable legal or regulatory restrictions, use reasonable efforts (a) to make, issue, fund or maintain its Term Loans, including any Affected Loans, through another office of the Lender, or (b) to take such other measures as the Lender may deem reasonable, if as a result thereof the circumstances which would cause the Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to the Lender pursuant to Section 2.13 or 2.14 would be materially reduced and if, as determined by the Lender in its sole discretion, the making, funding or maintaining of such Commitment or Term Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitment or Term Loans or the interests of the Lender; provided that the Lender will not be obligated to utilize such other office pursuant to this Section 2.15 unless the Borrower agrees to pay all reasonable out-of-pocket incremental expenses incurred by the Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Borrower pursuant to this Section 2.15 (setting forth in reasonable detail the basis for requesting such amount) submitted by the Lender to the Borrower (with a copy to the Administrative Agent) will be conclusive absent manifest error.

2.16            No Extension of Maturity Date. The Maturity Date may not be extended except with the prior written consent of the Borrower and the Lender and with written notice to the Administrative Agent.

2.17            [Reserved].

Section 3. CONDITIONS PRECEDENT

3.1            Effective Date. This Agreement shall become effective on the date hereof (the “Effective Date”) The Initial Term Loan will be advanced on such date (the “Closing Date”) that conditions to such advance in this Section and in Section 3.2 shall have been satisfied or waived by the Lender, and the Borrower has delivered notice in accordance with Section 2.1(a).

(a)            Credit Documents. The Administrative Agent and the Lender will have received a copy of each of the Credit Documents, in each case where applicable, executed and delivered by each party thereto.

(b)            Organizational Documents; Incumbency; Resolutions; Good Standing Certificates. The Administrative Agent and Lender will have received:

i.	Organizational Documents. A copy of each Organizational Document of the Borrower and the Parent and, in the case of the Borrower’s Certificate of Formation and the Parent’s Certificate of Incorporation, certified as of a recent date by the appropriate governmental official.

ii.	Incumbency Certificate. A signature and incumbency certificate of the officers or other authorized representatives of the Borrower and the Parent executing the Credit Documents referenced in Section 3.1(a).

iii.	Resolutions. Resolutions of the board of directors or similar governing body of the Borrower and the Parent approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents.

iv.	Good Standing Certificate. A certificate of status, compliance, good standing or like certificate from the applicable Governmental Authority of the jurisdiction of incorporation, registration, organization or formation of the Borrower and the Parent.

v.	Formalities Certificate. A certificate from the Borrower and the Parent (signed by an authorized signatory) dated the Closing Date: (A) appending a copy of the documents specified in clauses i, ii, iii and iv above and (B) certifying that each copy document specified in clause i and iv above is correct, complete, in full force and effect and has not been amended or superseded as of a date no earlier than the Closing Date.

(c)            Financial Statements. The Lender will have received the Historical Financial Statements, in each case prepared in accordance with GAAP.

(d)            Lien Searches. The Lender will have received the results of customary lien searches (as applicable) with regard to the Borrower requested no less than 15 days prior to the Closing Date.

(e)            Collateral. The Collateral Agent will have received:

(i)            Filings, etc. Except to the extent a later date is specified therefor in the applicable Collateral Document(s) and/or Section 5.13, all other documents and instruments necessary to establish and perfect the Collateral Agent’s first priority (subject to Permitted Liens) Lien in the Collateral, in each case, executed and delivered (if applicable, in proper form for filing) by the Borrower.

(ii)            Consents. Lender shall have received copies of the executed Consents, in form and substance satisfactory to Lender.

(f)            Opinion of Counsel. The Administrative Agent, the Lender and their respective counsel will have received copies of (and the Borrower hereby instructs such counsel to deliver such opinions to the Agents and the Lender) a customary legal opinion, dated as of the Closing Date, of Donald A. Stern, Esq., as counsel to the Borrower and the Parent.

(g)            “Know-Your-Customer.” The Administrative Agent and the Lender will have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations including the PATRIOT Act.

(h)            Fees and Expenses. The upfront fee payable pursuant to Section 2.7 and all costs, fees, expenses (including reasonable, documented, out-of-pocket legal fees and expenses of Sidley Austin LLP, as legal counsel to the Lender, and Holland & Knight LLP, as legal counsel to the Agents) and other compensation payable to the Agents and the Lender pursuant to this Agreement, the Agent Fee Letter or the other Credit Documents will have been paid (or will concurrently be paid) to the extent then due.

(i)            Pre-Funding. On or prior to the Effective Date, the following documents shall be delivered: (i) the Certification of D.F. King & Co., Inc., as exchange agent for the Exchange Offer, dated on or prior to June 29, 2026, in form heretofore approved by Lender, (ii) the fully-executed Escrow Agreement, dated June 29, 2026, among Parent, the Lender and U.S. Bank, National Association, as Escrow Agent, and (iii) the Payment Direction Letter, executed by the Borrower.

(j)            Lender has received wire confirmations or other evidence confirming that all wire transfers contemplated by Section 3.1(h) and Section 3.1(i) have been received.

3.2            Conditions to Funding Term Loans on the Closing Date. The obligation of the Lender to make its Initial Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 9.5, of the following conditions precedent (and the Lender’s funding of the Initial Term Loans shall be deemed evidence that all such conditions have been satisfied or waived):

(a)            Borrowing Notice. The Administrative Agent will have received a fully executed and delivered Borrowing Notice as required pursuant to Section 2.1.

(b)            No Adverse Proceedings. There shall be no Adverse Proceeding pending or, to the knowledge of the Borrower, threatened against the Borrower or the Parent that would materially and adversely affect any transaction contemplated under the Credit Documents or the ability of the Borrower or the Parent to perform its obligations under the Credit Documents or which would otherwise reasonably be expected to have a Material Adverse Effect.

(c)            No Material Adverse Effect. Since December 31, 2025, there shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Material Adverse Effect.

(d)            Representations and Warranties. As of the Closing Date, the representations and warranties contained herein and in the other Credit Documents will be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will be true and correct in all respects) both immediately before and after the funding of the Term Loans, on and as of the Closing Date, to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties will have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which will have been true and correct in all respects) on and as of such earlier date.

(e)            No Default or Event of Default. Both immediately before and after the making of the Initial Term Loans on the Closing Date, no Default or Event of Default shall have occurred and be continuing.

(f)            Consummation of Exchange Offer and Repayment of Parent 2026 Notes.

The Parent shall have delivered to Lender a letter in the form, and from Alston & Bird LLP or other person or entity, heretofore approved by Lender, to the effect that the Exchange Offer has been consummated, and all cash due to Parent noteholders who accepted the Exchange Offer, and all cash due to Parent noteholders who did not accept the Exchange Offer, has been paid to the respective exchange agent and paying agent for the benefit of the applicable noteholders.

For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, the Agent and the Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lender or Agent unless the Agent shall have received notice from the Lender or Agent prior to the proposed Closing Date, specifying its objection thereto, provided that if the Closing Date has not occurred by July 1, 2026, then this Agreement shall terminate and be of no further force and effect.

Section 4. REPRESENTATIONS AND WARRANTIES

In order to induce the Lender and the Agent to enter into this Agreement and to induce the Lender to make the Term Loans thereby, the Loan Parties (or solely the Borrower, as applicable) represents and warrants to the Lender and, the Agent on the Effective Date that:

4.1            Organization; Requisite Power and Authority; Qualification. The Loan Parties (a) are duly formed and (if applicable) registered, validly existing and in good standing under the laws of the jurisdiction of its formation, registration and/or incorporation, (b) have all requisite organizational power and authority to (i) own and operate its properties and to carry on its business as now conducted and as proposed to be conducted, (ii) to enter into the Credit Documents and (iii) to carry out the transactions contemplated hereby and thereby, and (c) are qualified to do business and in good standing as a foreign entity in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and would not be reasonably expected to have, a Material Adverse Effect.

4.2            Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of the Loan Parties.

4.3            No Conflict; Government Consents.

(a)            No Conflict with Organizational Documents, Law or Contractual Obligations; No Creation of Liens. The execution, delivery and performance by the Loan Parties of the Credit Documents and the consummation of the transactions contemplated thereby do not (i)(1) violate any of the Organizational Documents of the Loan Parties or (2) otherwise require any approval of any stockholder, member or partner of the Loan Parties, except for such approvals or consents which have been obtained or made; (ii) violate any provision of any law, rule, regulation, order, judgment or decree of any Governmental Authority applicable to or otherwise binding on the Loan Parties, except to the extent such violation would not reasonably be expected to have a Material Adverse Effect; (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under, or otherwise require any approval or consent of any Person under, (x) the Fund Documents or any other Contractual Obligation of the Loan Parties, except for such approvals or consents which have been obtained or made or the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect or (y) any Indebtedness, except to the extent such conflict, breach or default would not reasonably be expected to have a Material Adverse Effect; or (iv) result in or require the creation or imposition of any Lien upon any of the properties or assets of the Loan Parties (other than any Liens created under any of the Credit Documents in favor of the Lender, on behalf of the Secured Parties and Permitted Liens).

(b)            Governmental Consents. The execution, delivery and performance by the Loan Parties of the Credit Documents and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent, license, permit or approval of, or notice to, or other action to, with or by, any Governmental Authority, other than those that have been obtained or made or the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

4.4            Binding Obligation. Each Credit Document has been duly executed and delivered by the Loan Parties and is the legally valid and binding obligation of the Loan Parties, enforceable against the Loan Parties in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by general equitable principles, regardless of whether considered in a proceeding in equity or at law and principles of good faith and fair dealing.

4.5            Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP applied on a consistent basis throughout the periods covered thereby, except as may be indicated in the notes thereto, and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

4.6            No Material Adverse Effect. Except as set forth on Schedule 4.6, since December 31, 2025, no event or change has occurred that has caused or would reasonably be expected to cause, individually or in the aggregate, a Material Adverse Effect.

4.7            Adverse Proceedings. There are no Adverse Proceedings pending or, to the best of the knowledge of the Loan Parties, threatened against the Loan Parties or any property of the Loan Parties which Adverse Proceedings, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. The Loan Parties are not subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.8            Payment of Taxes. Except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, the Loan Parties have timely filed (or obtained valid extensions) with the appropriate federal, state, local and foreign taxing authorities all tax returns, information returns and reports that were required to be filed and have timely paid all Taxes owed by, levied or imposed upon them or their properties, income or assets, whether or not shown on such tax returns or reports, except those which are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as adequate reserve or other appropriate provision, as may be required pursuant to GAAP has been made therefor. Except as would not be reasonably expected, individually or in the aggregate, to have a Material Adverse Effect, no Responsible Officer of the Loan Parties has any knowledge of any proposed Tax assessment against the Loan Parties with respect to Taxes that is not being actively contested by the Loan Parties in good faith and by appropriate proceedings; provided that such reserves or other appropriate provisions, if any, as will be required in conformity with GAAP will have been made or provided therefor. No claims or investigations are being, or are reasonably likely to be, made or conducted against the Loan Parties with respect to Taxes such that upon adverse determination of such claim or investigation such adverse determination would have, or would be reasonably likely to have, a Material Adverse Effect. The Loan Parties are resident for Tax purposes only in the United States.

4.9            Ownership of Assets. Each Loan Party has good title to all of its material properties and assets, including, without limitation, each Portfolio Investment. All such properties and assets are free and clear of Liens, except for Permitted Liens.

4.10            Governmental Regulation. The Loan Parties are not required to be registered as an “investment company” pursuant to the Investment Company Act of 1940.

4.11            Margin Stock. The Loan Parties are not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors or any other regulation thereof or to violate the Exchange Act.

4.12            ERISA. Each Loan Party satisfies an exception under the Plan Asset Regulations which prevents the assets of the Loan Parties from being subject to Title I of ERISA or Section 4975 of the Internal Revenue Code. Except as would not reasonably be expected to result in a Material Adverse Effect, each Loan Party has not established, does not maintain, and has no obligation with respect to, any Employee Benefit Plan. Assuming no portion of the assets used by the Lender contemplated by the Credit Documents constitute Plan Assets, the transactions contemplated by the Credit Documents do not constitute a “non-exempt prohibited transaction” under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(D) of the Internal Revenue Code.

4.13            Solvency. On the Closing Date, after giving effect to the transactions contemplated pursuant to this Agreement including the funding of the Term Loans on such date, and giving effect to the application of the proceeds thereof, the Loan Parties, on a consolidated basis with its Subsidiaries, is Solvent.

4.14            Compliance with Laws.

(a)            Generally. Each Loan Party is in compliance with all applicable Laws in respect of the conduct of its business and the ownership of its property, except such non-compliance that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

(b)            Anti-Terrorism Laws, Etc. Without limiting clause (a) above, neither the Loan Parties nor any of its Controlled Entities or any of their respective directors or officers (i) is located, organized or resident in a Sanctioned Country, (ii) is in violation of any Anti-Terrorism Law or Export Controls, (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law or Export Controls, (iv) is a Sanctioned Person, (v) is engaged in any activity that would reasonably be expected to result in the Loan Parties or any of its Controlled Entities or any of their respective directors or officers being designated as a Sanctioned Person, (vi) is subject to or has received notice of any proceeding or investigation by any Governmental Authority in connection with any violation by the Loan Parties or any Subsidiary, or any director or officer, of any Anti-Terrorism Law or Export Controls or (vii) has been convicted by any Governmental Authority of a violation of any Anti-Terrorism Law or Export Controls. Neither the Loan Parties nor any of its Controlled Entities (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Sanctioned Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to any Anti-Terrorism Law.

(c)            Anti-Corruption Laws, Etc. During the five (5) years prior to the Closing Date, there has been no action taken by the Loan Parties or any of its Controlled Entities or any officer, director, employee, agent, representative, sales intermediary, or other third party of the Loan Parties or any of its Controlled Entities, in each case, acting on behalf of the Loan Parties or any of its Controlled Entities in violation of any applicable Anti-Corruption Laws. Neither the Loan Parties or any of its Controlled Entities has been convicted of violating any Anti-Corruption Laws or are subject to any investigation by a Governmental Authority for violation of any applicable Anti-Corruption Laws. There is no suit, litigation, arbitration, claim, audit, action, proceeding or investigation pending or threatened against the Loan Parties or any of its Controlled Entities related to any applicable Anti-Corruption Laws, before or by any Governmental Authority. Neither the Loan Parties nor any of its Subsidiaries has made a voluntary, directed, or involuntary disclosure to any Governmental Authority with respect to any alleged act or omission arising under or relating to any noncompliance with any Anti-Corruption Laws. In the five (5) years prior to the Closing Date, neither the Loan Parties nor any of its Subsidiaries has received any notice, request or citation for any actual or potential noncompliance with Anti-Corruption Laws.

(d)            Use of Proceeds. The Loan Parties will not, directly or indirectly, use the proceeds of any Term Loan hereunder, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity in any manner that could reasonably be expected to constitute or give rise to a violation of any Sanctions by any person, including any party hereto.

4.15            Disclosure. None of the written information and data (other than any projections and information of a forward-looking nature) furnished to the Agent or the Lender by or on behalf of the Loan Parties for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained therein taken as a whole not materially misleading in light of the circumstances under which such statements were made (after giving effect to all supplements and updates to such written information and data), in each case, furnished after the date on which such written information or data was originally delivered. Any projections and information of a forward-looking nature furnished to the Agent or the Lender by or on behalf of the Loan Parties have been prepared in good faith based upon assumptions believed by the Loan Parties to be reasonable at the time made (it being understood and agreed that such projections and information of a forward-looking nature are not to be viewed as a guarantee of financial performance or achievement, that such projections and information of a forward-looking nature are subject to significant uncertainties and contingencies, many of which are beyond the Loan Parties’ control, and that actual results may differ from the projections and such differences may be material).

4.16            Perfection of Security Interests in the Collateral. Upon execution and delivery of the Collateral Documents, the Collateral Documents will create valid security interests in, and Liens on, the Collateral purported to be covered thereby, which security interests and Liens will be first priority Liens.

4.17            Use of Proceeds. The Loan Parties have used (or will use) the proceeds of the Term Loans in accordance with Section 2.3.

4.18            No Default. No Default or Event of Default has occurred and is continuing.

4.19            Fiscal Year. The fiscal year of the Loan Parties is the calendar year.

Section 5. AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that until the Termination Conditions have been satisfied, it shall, and shall cause each of the Loan Parties to, perform all covenants in this Section 5.

5.1            Financial Statements; Notices and Other Reports. The Borrower will deliver to the Administrative Agent:

(a)            Annual Financial Statements. As soon as available, and in any event within one hundred twenty (120) days after the end of each Fiscal Year commencing with the Fiscal Year ended December 31, 2025, (i) a report for the Parent setting forth, as of the end of such Fiscal Year, the balance sheet and income statement of the Parent, together with the unqualified opinion of a firm of nationally-recognized independent certified public accountants, based on an audit using generally accepted auditing standards, that such financial statements were prepared in accordance with GAAP and present fairly the financial condition and results of operations of the Parent (in each case without qualification, exception or any other statement which has the effect of modifying the opinion given therein) and (ii) a report for the Borrower setting forth, as of the end of such Fiscal Year, the balance sheet and income statement of the Borrower, together with an officer’s certificate to the effect that, to the best of such officer’s knowledge, such financial statements were prepared in accordance with GAAP and present fairly the financial condition and results of operations of the Borrower.

(b)            Quarterly Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, commencing with the Fiscal Quarter ended June 30, 2026, an unaudited report for the Borrower setting forth, as of the end of such Fiscal Quarter, the balance sheet and income statement of the Borrower.

(c)            Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in GAAP from those used in the preparation of the Historical Financial Statements, the financial statements of the Borrower delivered pursuant to this Section 5.1 will differ in any material respect from the financial statements that would have been delivered had no such change in GAAP occurred, then the Borrower will deliver, together with the first delivery of such financial statements after such change, one or more statements of reconciliation between generally accepted accounting principles as in effect on the date of such delivery and those used in the preparation of the previously provided financial statement immediately prior to such change in GAAP.

(d)            Accountants’ Report. Promptly upon receipt thereof, copies of all final management letters identifying a material weakness or significant deficiency submitted by the independent certified public accountants referred to in Section 5.1(a)(i) in connection with each annual, interim or special audit or review of any type of the financial statements or related internal control systems of the Parent made by such accountants.

(e)            Reports to Borrower. Promptly following the delivery thereof to the Borrower, the Borrower will provide to the Administrative Agent (a) a copy of the reports of all Portfolio Investments (including any valuation information included therewith) and (b) copies of all other financial statements, material appraisal reports, material notices, and other material matters at any time or from time to time and furnished to the Borrower by the Funds.

(f)            Compliance Certificates. Together with each delivery of financial statements of the Loan Parties pursuant to Sections 5.1(a) and 5.1(b), a duly executed and completed Compliance Certificate as at the date of the relevant financial statements.

(g)            Notice of Default. Promptly upon a Responsible Officer obtaining knowledge of the occurrence of any Default or Event of Default, a certificate of the Loan Parties specifying the nature and period of existence of such Default or Event of Default and what action the Loan Parties have taken, is taking and/or proposes to take with respect thereto.

(h)            Notice of Litigation and Judgments. Promptly upon a Responsible Officer become aware of:

(i)            the institution of, or threat in writing of, any Adverse Proceeding pending or threatened against the Loan Parties not previously disclosed in writing by the Loan Parties to the Administrative Agent; or

(ii)            any material development in any Adverse Proceeding pending against the Loan Parties or any property of the Loan Parties or the entry of any judgment in respect of any such Adverse Proceeding;

in each case that would be reasonably expected to result in a Material Adverse Effect, written notice thereof by the Loan Parties together with such other information as may be reasonably available to the Loan Parties to enable the Lender and its counsel to evaluate such matters.

(i)            Notices Related to OFAC, Etc. The Loan Parties will promptly notify the Lender if (i) a Responsible Officer of any Loan Party has knowledge that the Loan Parties or any of their Subsidiaries or any of their respective directors or officers is listed on the OFAC Lists or otherwise becomes a Sanctioned Person, (ii) the Loan Parties or any of their Subsidiaries or to the knowledge of the Loan Parties any of their respective directors or officers is convicted on, pleads nolo contendere to, is indicted on, or is arraigned and held over on, charges involving money laundering or predicate crimes to money laundering, or (iii) the Loan Parties or any of their Subsidiaries has knowledge that it or any of its directors or officers is subject to or has received notice of any proceeding or investigation by any Governmental Authority in connection with any violation by the Loan Parties or any of their Subsidiaries of Anti-Terrorism Laws.

(j)            Other Information. The Loan Parties will deliver to the Administrative Agent, promptly upon written request therefor, such other information and data with respect to the Loan Parties and/or the Portfolio Investments as the Administrative Agent may from time to time reasonably request (including on behalf of the Lender).

5.2            Existence. The Loan Parties will at all times preserve and keep in full force and effect its existence and all rights (charter and statutory), franchises, licenses, permits and approvals necessary in the normal conduct of its business.

5.3            Payment of Taxes and Claims. The Loan Parties will timely file all tax returns, information returns and reports required to be filed and pay all Taxes when due except (a) those which are being contested in good faith; (b) adequate reserves have been maintained for the payment of such Tax and the costs required to contest them; (c) such payment can be lawfully withheld without material penalty and (d) any such failure to pay would not, or would not reasonably likely to have a Material Adverse Effect.

5.4            Maintenance of Properties. The Loan Parties will act prudently and in accordance with customary industry standards in managing or operating its assets, properties, business, and investments, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect; the Borrower will keep in good working order and condition, ordinary wear and tear excepted, all of its assets and properties which are necessary to the conduct of their business, except where failure to do so would not reasonably be expected to result in a Material Adverse Effect

5.5            Insurance. The Loan Parties will maintain insurance on its present and future properties, assets, and businesses against such casualties, risks, and contingencies, and in such types and amounts, as are consistent with customary practices and standards of its industry and the failure of which to maintain would reasonably be expected to have a Material Adverse Effect.

5.6            Books and Records; Inspections. The Loan Parties will permit the Agent and the Lender and, subject to compliance with Section 9.17, their respective authorized representatives to inspect, copy and take extracts from its financial and accounting records, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided that unless an Event of Default has occurred and be continuing, the Administrative Agent shall not exercise such rights more often than one (1) time during any calendar year.

5.7            Compliance with Laws. The Loan Parties will comply with the requirements of all applicable Laws, rules, regulations and orders of any Governmental Authority (including ERISA, but excluding Export Controls, Anti-Terrorism Laws and Anti-Corruption Laws), noncompliance with which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Loan Parties will comply with the requirements of all Export Controls, Anti-Terrorism Laws and Anti-Corruption Laws.

5.8            Anti-Terrorism Laws and Anti-Corruption Laws. The Loan Parties will maintain in effect and enforce, or remain subject to, policies, procedures and internal controls reasonably designed to ensure compliance by the Loan Parties and their directors, officers, and employees with applicable Anti-Terrorism Laws and Anti-Corruption Laws.

5.9            Further Assurances. At any time or from time to time upon the request of the Agent, the Loan Parties will, at the Loan Parties’ expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as the Agent may reasonably request in order to ensure that the Obligations are secured by the Collateral.

5.10            Use of Proceeds. All proceeds of the Term Loans will be used in accordance with Section 2.3 (including that no part of the proceeds of any Term Loan will be used, whether directly or indirectly, for any purpose that would entail a violation of Regulation T, Regulation U or Regulation X).

5.11            Collateral Account. The Loan Parties shall ensure that all Realization Proceeds are deposited directly into a Collateral Account (or held in trust for the Lender and promptly deposited into a Collateral Account if otherwise received). The Loan Parties shall be permitted to release any amounts on deposit in any Collateral Account to the extent (a) such amount are to be applied to pay or prepay any Obligations, (b) such amounts are permitted to be netted from any Realization Proceeds in determining the amount of the related Net Realization Proceeds or (c) during the Recycling Period, to apply Collateral Asset Repayments in accordance with Section 2.9(b), in each case with the prior written approval of the Lender to the extent required thereunder.

5.12            Bankruptcy Remoteness. Each Loan Party shall:

(a)            (i) file its own tax returns, if any, as may be required under applicable law and (ii) pay any Taxes so required to be paid under applicable Law, in the case of both of clauses (i) and (ii), unless the same are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves in accordance with GAAP are being maintained by the Loan Parties, or to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect;

(b)            not commingle its assets with assets of any other Person and not hold out its credit or assets as being available to satisfy the obligations of others;

(c)            conduct its business in its own name and strictly comply with all organizational formalities necessary to maintain its separate existence (other than as appropriate for tax purposes) (and each Loan Party hereby represents that all such formalities have been complied with since the such Loan Parties’ formation);

(d)            maintain books and records separate from any other Person;

(e)            maintain separate financial statements;

(f)            pay its own liabilities only out of its own funds;

(g)            maintain an arm’s-length relationship with its Affiliates, it being understood and agreed that the transactions contemplated in the Credit Documents meet the requirements of this clause (g);

(h)            hold itself out as a separate Person and not as a department or division of any other Person (except to the extent treated as a disregarded entity for U.S. federal and applicable state income tax purposes), and not hold out its credit or assets as being available to satisfy the obligations of others;

(i)            allocate fairly and reasonably shared expenses (including shared office space and services performed by an employee of an Affiliate, if any) among the Persons sharing such expenses;

(j)            use separate stationery, invoices and checks and not of any other entity (unless such entity is clearly designated as being the Loan Parties’ manager or agent);

(k)            not pledge its assets as security for the obligations of any other person (other than pursuant to the Credit Documents);

(l)            correct any known misunderstanding regarding its separate identity;

(m)            maintain adequate capital in light of its contemplated business purpose, transactions and liabilities;

(n)            not take any Material Action without the consent of the Lender;

(o)            not have any employees; and

(p)            not assume or guarantee any of the liabilities of any of its Affiliates.

5.13            Post-Closing Matters. The Loan Parties will take each of the actions set forth on Schedule 5.13 within the time period prescribed therefor on such schedule.

Section 6. NEGATIVE COVENANTS

The Borrower covenants and agrees that until the Termination Conditions are satisfied, it shall, and shall cause each of the Loan Parties to, perform all covenants in this Section 6.

6.1            Indebtedness. The Loan Parties will not, directly or indirectly, create, incur, assume or guaranty, or otherwise become directly or indirectly liable with respect to any Indebtedness, except the Obligations.

6.2            Liens. The Loan Parties will not, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any of its property or assets, whether now owned or hereafter acquired, or any income or profits therefrom, except the following:

(a)            Liens securing the Obligations;

(b)            Liens for Taxes, assessments or governmental charges not yet due or which are being contested in good faith and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP in all material respects;

(c)            Liens (A) of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on the items in the course of collection and (B) in favor of a banking or other financial institution encumbering deposits or other funds maintained with a financial institution (including the right of set-off) and that are within the general parameters customary in the banking industry; or

(d)            judgment Liens not constituting an Event of Default under Section 7.1(g);

(e)            the Liens permitted pursuant to clauses 6.2(a) through 6.2(c) above, together with those Liens identified on Schedule 6.2, being the “Permitted Liens”.

6.3            No Further Negative Pledges. The Loan Parties will not enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired, to secure the Obligations other than restrictions imposed by reason of any applicable Law, rule, regulation or order or are required by any Governmental Authority having jurisdiction over the Loan Parties.

6.4            Distributions.

(a)            The Borrower will not, directly or indirectly, pay or make any Restricted Distribution other than (i) Tax Distributions, (ii) a Restricted Distribution in the amount of the Initial Term Loan to be paid on the Closing Date.

(b)            The Loan Parties will procure that no Portfolio Investment will (i) make any dividend or other distribution, direct or indirect, on account of any shares of any class of its Equity Interests now or hereafter owned by the Loan Parties other than to the Borrower or the applicable Subsidiary Guarantor.

6.5          Investments. The Borrower will not, directly or indirectly, make any Investment in any Person, except:

(a)            cash and Cash Equivalents; and

(b)            it’s Portfolio Investment in the Funds and the Subsidiary Guarantors.

6.6          Fundamental Changes; Disposition of Assets.

(a)            The Loan Parties shall not take any actions to merge or consolidate with or into any Person.

(b)            The Loan Parties shall not take any actions, or permit any other Person to take any actions, which would cause the Loan Parties to fail to (i) conduct and present itself as a separate entity and maintain reasonable business organization formalities, (ii) maintain separate books and records, (iii) conduct all transactions with Affiliates on an arm’s length basis, and (iv) not commingle its funds with funds of other Persons, including Affiliates.

(c)            The Loan Parties shall not, directly or indirectly, dispose of all or any of their assets.

6.7          Business Activities. The Loan Parties shall not engage in any business or activity other than as permitted in accordance with their Organizational Documents.

6.8          Organizational Documents. The Loan Parties shall not alter, amend, modify, terminate, or change any provision of its Organizational Documents if any such proposed amendment would reasonably be expected to have a Material Adverse Effect or otherwise be materially adverse to the rights, titles, first priority (subject only to Permitted Liens) security interests and Liens, and powers and privileges of the Lender. In the event any Organizational Documents or any provision thereof of the Loan Parties is altered, amended, modified, terminated in any respect whatsoever the Loan Parties shall promptly provide written notice thereof to the Lender, in the case of the Borrower, the Administrative Agent and shall provide the Lender, in the case of the Borrower, the Administrative Agent with copies of each executed, filed or otherwise effective document relating thereto.

6.9          Fiscal Year. The Loan Parties will not make any change in Fiscal Year or any material change to its method of accounting without delivering prior written notice to Lender, and the in the case of the Borrower, the Administrative Agent, of such proposed change.

6.10        ERISA Compliance. The Loan Parties shall not (i) establish, maintain or contribute to any Pension Plan or Multiemployer Plan or (ii) have any liabilities with respect to any such plans that is reasonably likely to result in a Material Adverse Effect. Assuming no portion of the assets used by the Lender contemplated by the Credit Documents constitute Plan Assets, no Loan Party shall take any action that would cause it to fail to meet an exception under the Plan Asset Regulations which prevents the assets of the Loan Parties from being subject to Title I of ERISA or Section 4975 of the Internal Revenue Code.

6.11        Holding Company Covenant with respect to Holdings. The Loan Parties shall not (i) engage, directly or indirectly, in any business, other than the transactions contemplated by the Credit Documents and the actions required or permitted to be performed under Section 5.12 or (ii) except otherwise permitted in the Credit Documents, own any asset or property other than the Collateral and the related assets and incidental personal property necessary for the ownership or operation of these assets.

Section 7.  EVENTS OF DEFAULT

7.1            Events of Default. Each of the events referred to in clauses (a) through (i) of this Section 7.1 shall constitute an “Event of Default”:

(a)            Failure to Make Payments When Due. Failure by (x) the Loan Parties to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration or otherwise or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within three (3) Business Days after the date due or (y) the Parent to pay when due any amounts owing under the Guaranty; or

(b)            Breach of Negative Covenants. Failure of the Loan Parties to perform or comply with any term or condition contained in Section 6, or

(c)            Breach of Representations, Etc. Any representation, warranty, certification or other statement made or deemed made by the Loan Parties or the Parent in any Credit Document or in any statement or certificate at any time given by the Loan Parties or the Parent, as applicable, in writing pursuant to the terms of the Credit Documents was false in any material respect (or, to the extent such representation and warranty contains qualifications as to materiality, it was false in any respect) as of the date made or deemed made; or

(d)            Breach of Other Covenants. The (i) Loan Parties defaults in the performance of or compliance with any covenant contained in Sections 5.1(h), Section 5.2 or Section 5.12, or (ii) Borrower or the Parent defaults in the performance of or compliance with any other covenant in this Agreement or in any of the other Credit Documents, other than any such covenant referred to in sub-clause (i) or clause (b) above, and such default is not remedied, cured or waived within thirty (30) days after the earlier to occur of the date on which a Responsible Officer has knowledge of such default and the date of receipt by the Loan Parties or the Parent, as applicable, of notice from the Lender of such default; or

(e)            Involuntary Bankruptcy; Appointment of Receiver, Etc. (i) A court of competent jurisdiction enters a decree or order for relief in respect of the Loan Parties or the Parent in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief is granted under any applicable law; or (ii) an involuntary case is commenced against the Loan Parties or the Parent under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, administrative receiver, administrator, examiner, trustee, monitor, custodian or other officer having similar powers over the Loan Parties or the Parent, or over all or a substantial part of its property, is entered; or there occurs the involuntary appointment of an interim receiver, liquidator, administrative receiver, administrator, compulsory manager, trustee or other custodian of the Loan Parties or the Parent for all or a substantial part of its property; or a warrant of attachment, execution, expropriation, enforcement of security, distress or execution or similar process is issued against any substantial part of the property of the Loan Parties or the Parent, and any such event described in this clause (ii) continues for sixty (60) days without having been dismissed, bonded or discharged; or

(f)            Voluntary Bankruptcy; Appointment of Receiver, Etc. (i) The Loan Parties or the Parent has an order for relief entered with respect to it or commences a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or consents to the appointment of or taking possession by a receiver, liquidator, administrative receiver, administrator, examiner, trustee, monitor, custodian or other officer for all or a substantial part of its property; or the Loan Parties or the Parent makes a general assignment for the benefit of creditors; or (ii) the Loan Parties or the Parent becomes unable, or fails generally, or admits in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) the Loan Parties or the Parent (or any committee thereof) adopts any resolution or otherwise authorizes any action to approve any of the actions referred to herein or in Section  7.1(e); or

(g)            Judgments and Attachments. Any final money judgment, writ or warrant of attachment or similar process involving in any individual case in an amount in excess of $1,000,000, in each case to the extent not covered by insurance (as to which a solvent and unaffiliated insurance company has acknowledged and not denied coverage), is entered or filed against the Loan Parties or any of its assets and remains undischarged, unvacated, unbonded, unstayed or effectively unwaived for a period of sixty (60) consecutive days; or

(h)            Dissolution. Any order, judgment or decree is entered against the Loan Parties or the Parent decreeing the involuntary dissolution, winding-up, liquidation, striking-off or split up of the Loan Parties or the Parent and such order remains undischarged, unstayed or effectively unwaived for a period in excess of sixty (60) consecutive days; or

(i)            Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof:

(i)            this Agreement, or any other Credit Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or is declared null and void, or the Collateral Agent (for the benefit of the Lender) does not have or ceases to have a valid and perfected Lien in any Collateral with the priority required by the relevant Collateral Document, in each case, for any reason other than actions taken by or on behalf of the Collateral Agent, the Lender or any Secured Party; or

(ii)            the Loan Parties or the Parent contests the validity or enforceability of any Credit Document in writing or denies in writing that it has any further liability under any Credit Document; or

7.2            Remedies upon an Event of Default.

(a)            Upon the occurrence of any Event of Default, other than pursuant to Section 7.1(e) or 7.1(f), at the request of the Lender, upon notice to the Loan Parties by the Lender (with a copy to the Agents):

(i)             the Commitments will immediately terminate or be reduced (as specified by the Lender);

(ii)            the aggregate principal of all Term Loans, all accrued and unpaid interest thereon, all fees and all other Obligations under this Agreement and the other Credit Documents will become due and payable immediately, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Loan Parties; and

(iii)           the Lender may, and may cause the Collateral Agent to, exercise any and all of its other rights and remedies under applicable Law (including any applicable UCC) or at equity, hereunder and under the other Credit Documents;

provided that upon an Event of Default pursuant Section 7.1(e) or 7.1(f), the Commitments of the Lender shall automatically terminate and the unpaid principal amount of all outstanding Term Loans and all interest and other amounts as aforesaid shall automatically become due and payable.

7.3            Application of Proceeds. Notwithstanding anything to the contrary contained in this Agreement or any other Credit Document, upon the occurrence and during the continuance of an Event of Default and after the acceleration of the principal amount of any of the Term Loans hereunder:

(a)            the Borrower irrevocably waives the right to direct the application of any and all payments at any time or times thereafter received by the Lender or the Collateral Agent from or on behalf of the Borrower, and, as between the Borrower on the one hand and the Administrative Agent, the Collateral Agent and the Lender on the other, the Administrative Agent will have the continuing and exclusive right to apply and to reapply any and all payments received against the Obligations in such manner as the Lender and the Administrative Agent may deem advisable and consistent with this Agreement and in accordance with Section 7.3(b) notwithstanding any previous application by Lender or the Administrative Agent; and

(b)            any and all payments received by any Secured Party (other than through the Administrative Agent), including proceeds of Collateral, will be applied:

(i)              first, to all fees, costs, indemnities, liabilities, obligations and expenses owing to any Agent under this Agreement or the other Credit Documents;

(ii)            second, to all fees, costs, indemnities, liabilities, obligations and expenses owing to the Lender under this Agreement or the other Credit Documents;

(iii)           third, to accrued and unpaid interest on the Obligations (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts);

(iv)           fourth, to the principal amount of the Term Loans and other Obligations;

(v)            fifth, to any other Indebtedness or obligations of the Borrower owing to the Agent, the Lender or any other Secured Party under the Credit Documents; and

(vi)            sixth, to the Borrower or to whomever may be lawfully entitled to receive such balance or as a court of competent jurisdiction may direct.

In carrying out the foregoing, (a) amounts received will be applied in the numerical order provided until exhausted prior to the application to the next succeeding category and (b) each of the Persons entitled to receive a payment in any particular category will receive an amount equal to its pro rata share of amounts available to be applied pursuant thereto for such category.

Section 8. AGENTS

8.1            Appointment and Duties.

(a)            Appointment of Agents. The Lender hereby appoints Alter Domus (US) LLC (together with any successor Administrative Agent and Collateral Agent pursuant to Section 8.8(a)) as the Administrative Agent and the Collateral Agent hereunder and authorizes the Agent to (i) execute and deliver the Credit Documents and accept delivery thereof on its behalf from the Borrower, (ii) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated the Agent under such Credit Documents and (iii) exercise such powers as are reasonably incidental thereto. In furtherance of the foregoing, the Lender hereby irrevocably appoints and authorizes the Collateral Agent to act as the agent of (and to hold any security interest created by the Collateral Documents for and on behalf of or in trust for) the Lender for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by the Borrower to secure any of the Obligations, together with such powers and discretion as are reasonably incidental thereto. The Agent (and any co-agents, sub-agents and attorneys-in-fact appointed by the Agent pursuant to Section 8.4), will be entitled to the benefits of all provisions of this Section 8, as though such co-agents, sub-agents and attorneys-in-fact were an “Agent” under the Credit Documents as if set forth in full herein with respect thereto. The provisions of this Section 8 are solely for the benefit of the Agent, and the Lender and the Borrower will have no rights as a third party beneficiary of any of the provisions thereof, other than Section 8.8. In performing its functions and duties hereunder, the Agent will act solely as an agent of the Lender and does not assume and will not be deemed to have assumed any obligation towards or relationship of agency or trust with or for the Borrower.

(b)            Duties as Collateral and Disbursing Agent. Without limiting the generality of clause (a) above, each of the Administrative Agent and the Collateral Agent, as applicable, will each have the right and authority (to the exclusion of the Lender), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lender with respect to all payments and collections arising in connection with the Credit Documents (including in any proceeding described in Section 7.1(e) or 7.1(f) or any other bankruptcy, insolvency or similar proceeding), and each Person making any payment in connection with any Credit Document to any Secured Party is hereby authorized to make such payment to the Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of the Secured Parties with respect to any Obligation in any proceeding described in Section 7.1(e) or 7.1(f) or any other bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Person), (iii) act as collateral agent for each Secured Party for purposes of the perfection of all Liens created by such agreements and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Credit Documents, (vi) except as may be otherwise specified in any Credit Document, exercise all remedies given to the Agent and the other Secured Parties with respect to the Borrower and/or the Collateral, whether under the Credit Documents, applicable Law or otherwise and (vii) execute any amendment, consent or waiver under the Credit Documents on behalf of the Lender that has consented in writing to such amendment, consent or waiver; provided, however, that the Agent hereby appoints, authorizes and directs the Lender to act as collateral sub-agent for the Agent and the Lender for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by the Borrower with, and cash and cash equivalents held by, the Lender, and may further authorize and direct the Lender to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to the Agent, and the Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed.

(c)            Limited Duties. Under the Credit Documents, the Agent (i) is acting solely on behalf of the Secured Parties with respect to the Register, with duties that are entirely administrative in nature, notwithstanding the use of the defined terms “Administrative Agent,” “Collateral Agent,” “Agent,” the terms “agent” and “collateral agent” and similar terms in any Credit Document to refer to the Agent, which terms are used for title purposes only, (ii) is not assuming any obligation under any Credit Document other than as expressly set forth therein or any role as agent, fiduciary or trustee of or for the Lender or other Person and (iii) will have no implied functions, responsibilities, duties, obligations or other liabilities under any Credit Document, and each Secured Party, by accepting the benefits of the Credit Documents, hereby waives and agrees not to assert any claim against the Agent based on the roles, duties and legal relationships expressly disclaimed in clauses (i) through (iii) above. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent or the Collateral Agent is not intended to connote any fiduciary duty or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

8.2            Binding Effect. Each Secured Party, by accepting the benefits of the Credit Documents, agrees that (a) any action taken by the Agent or the Lender in accordance with the provisions of the Credit Documents, (b) any action taken by any Agent in reliance upon the instructions of the Lender and (c) the exercise by the Agent or the Lender of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, will be authorized and binding upon all of the Secured Parties.

8.3            Use of Discretion.

(a)            No Action without Instructions. The Agent will not be required to exercise any discretion or take, or to omit to take, any action, including with respect to enforcement or collection, except any action it is required to take or omit to take (i) under any Credit Document or (ii) pursuant to instructions from the Lender. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Borrower), accountants, experts and other professional advisors selected by it. The Lender shall not have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of the Lender.

(b)            Right Not to Follow Certain Instructions. Notwithstanding clause (a) above, the Agent will not be required to take, or to omit to take, any action in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder (i) unless, upon demand, the Agent receives an indemnification satisfactory to it from the Lender (or, to the extent applicable and acceptable to the Agent, any other Person) against all Liabilities that, by reason of such action or omission, may be imposed on, incurred by or asserted against the Agent or any Related Person thereof or (ii) that is, in the opinion of the Agent or its counsel, may expose the Agent to liability or that is contrary to any Credit Document or applicable Law, and the Agent will not have any duty to disclose or will be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(c)            Exclusive Right to Enforce Rights and Remedies. Notwithstanding anything to the contrary contained herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and under the other Credit Documents against the Borrower will be vested exclusively in, and all actions and proceedings in equity or at law in connection with such enforcement will be instituted and maintained exclusively by, the Agent in accordance with the Credit Documents for the benefit of the Lender; provided that the foregoing will not prohibit (i) the Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as the Agent) hereunder and under the other Credit Documents, (ii) the Lender from exercising setoff rights in accordance with Section 9.4 or (iii) the Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to the Borrower under any bankruptcy or other Debtor Relief Law.

8.4          Delegation of Rights and Duties. The Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Credit Document by or through any trustee, co-agent, employee, attorney-in-fact and any other Person (including any Secured Party).

8.5          Reliance and Liability.

(a)            The Agents may, without incurring any liability hereunder, (i) treat the payee of any Term Loan as its holder until such Term Loan has been assigned in accordance with Section 9.6, (ii) rely on the Register to the extent set forth in Section 9.6, (iii) consult with any of its Related Persons and, whether or not selected by it, any other advisors, accountants and other experts (including advisors to, and accountants and experts engaged by, the Borrower) and (iv) rely and act upon any document and information (including those transmitted by Electronic Transmission) and any telephone message or conversation, in each case believed by it to be genuine and transmitted, signed or otherwise authenticated by the appropriate parties.

(b)            None of the Administrative Agent in its capacity as such, the Collateral Agent in its capacity as such, or their respective Related Persons in such capacities will be liable for any action taken or omitted to be taken by any of them under or in connection with any Credit Document, and each Secured Party, the Borrower hereby waives and will not assert any right, claim or cause of action based thereon, except to the extent of liabilities resulting from the gross negligence or willful misconduct of the Agent or its Related Persons, or as the case may be, such Related Person or any of its Related Persons (in the case of any such Related Persons) (each as determined in a final, non-appealable judgment by a court of competent jurisdiction) in connection with the duties expressly set forth herein; provided that no action taken or not taken by the Agent at the direction of the Lender, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided) shall constitute gross negligence or willful misconduct. Without limiting the foregoing, no Agent:

(i)            will be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Lender or for the actions or omissions of any of its Related Persons selected with reasonable care (other than employees, officers and directors of the Agent, when acting on behalf of the Agent);

(ii)            will be responsible to the Lender or other Person for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Credit Document;

(iii)            makes any warranty or representation, or will be responsible, to the Lender or other Person for (A) any statement, document, information, including any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to the Lender or by or on behalf of the Borrower to the Agent or the Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of the Borrower or any other Person liable for the payment of any Obligations, (B) any representation or warranty made or furnished by or on behalf of the Borrower or any Related Person of the Borrower in connection herewith or with any Credit Document or any transaction contemplated herein or therein or any other document, certificate or information with respect to the Borrower, whether or not transmitted or (except for documents expressly required under any Credit Document to be transmitted to the Lender) omitted to be transmitted by the Agent, including as to completeness, accuracy, scope or adequacy thereof, or for the scope, nature or results of any due diligence performed by the Agent in connection with the Credit Documents, (C) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Credit Document or the occurrence of any Default, (D) the execution, effectiveness, genuineness, validity, enforceability, collectability, sufficiency or genuineness hereof or of any Credit Document or any other agreement, instrument or document or (E) the satisfaction of any condition set forth in Section 3 or elsewhere in any Credit Document; provided that for each of the items set forth in clauses (A) through (E) hereof, the Lender hereby waives and agrees not to assert any right, claim or cause of action it might have against any Agent based thereon; and

(iv)            will have any duty to ascertain or to inquire as to the performance or observance of any provision of any Credit Document, whether any condition set forth in any Credit Document is satisfied or waived, as to the financial condition of the Borrower or as to the occurrence or continuation or possible occurrence or continuation of any Default or Event of Default or will be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from the Borrower or the Lender describing such Default or Event of Default clearly labeled “notice of default” (in which case the Agent will promptly give notice of such receipt to the Lender).

(c)            Erroneous Payments.

(i)            The Lender hereby agrees that (A) if the Administrative Agent notifies the Lender or any Person who has received funds on behalf of the Lender (the Lender or other Person, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (ii)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to the Lender or Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”), and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and the Lender shall (or with respect to any Payment Recipient who received such funds on its behalf, shall cause the Payment Recipient to) promptly, but in no event later than one Business Day thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent at the greater of the NYFRB Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect, and (B) to the extent permitted by applicable Law, the Lender shall not assert, and hereby waives, as to the Administrative Agent, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Payments received, including without limitation any defense based on “discharge for value” or any similar doctrine. A notice of the Administrative Agent to the Lender under this Section 8.5(c) shall be conclusive, absent manifest error.

(ii)            Without limiting clause (i) above, the Lender hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent or any of its Affiliates (A) that is in a different amount than, or on a different date from, that specified in a notice of payment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment (a “Payment Notice”), (B) that was not preceded or accompanied by a Payment Notice or (C) that the Lender or other Payment Recipient otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), in each case:.

(1)            (x) in the case of immediately preceding clauses (A) or (B), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (y) an error has been made (in the case of immediately preceding clause (c)), in each case, with respect to such payment, prepayment or repayment; and

(2)            the Lender shall (and shall cause any other Payment Recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 8.5(c).

(iii)            The Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to the Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to the Lender from any source, against any amount due to the Administrative Agent under immediately preceding clause (i) or under the indemnification provisions of this Agreement.

(iv)            Each party hereto agrees that, irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Payment Recipient under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”).

(v)            The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower, except to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds actually received by the Administrative Agent from or on behalf of (including through the exercise of any remedies under any of the Credit Documents) the Borrower.

(vi)            Each party’s obligations, agreements and waivers under this Section 8.5(c) shall survive the resignation or replacement of the Administrative Agent or any transfer of rights or obligations by, or the replacement of, the Lender, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

(vii)            Notwithstanding anything to the contrary herein, none of the Borrower or any of its Affiliates shall have any obligations or liabilities directly or indirectly arising out of this Section 8.5, and the Administrative Agent expressly agrees, on behalf of itself and its Affiliates, that Section 9.3 shall not apply to any Erroneous Payment. Subject to clause (v) above, in no event shall the making of any Erroneous Payment, or any fees, costs and expenses of the Administrative Agent or any of its Affiliates incurred in connection with any recovery or attempted recovery thereof, increase the Obligations of the Borrower hereunder.

(d)            Each party to this Agreement acknowledges and agrees that the Administrative Agent may from time to time use one or more outside service providers for the tracking of all Uniform Commercial Code financing statements (and/or other collateral related filings and registrations from time to time) required to be filed or recorded pursuant to the Credit Documents and the notification to the Administrative Agent, of, among other things, the upcoming lapse or expiration thereof. The Agent will not be liable for any action taken or not taken by any such service provider.

(e)            Each party’s obligations under this Section 8.5 shall survive the resignation or replacement of the Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

8.6          Agents and Lead Arranger Individually. The Agent and its Affiliates may make loans and other extensions of credit to, acquire Equity Interests of, engage in any kind of business, including but not limited to any type of financial advisory business, with the Borrower or Affiliate thereof as though it were not acting as the Agent and may receive separate fees and other payments therefor. To the extent the Agent or any of their respective Affiliates makes any Term Loan or otherwise becomes a Lender hereunder, it will have and may exercise the same rights and powers hereunder and will be subject to the same obligations and liabilities as the Lender.

8.7          Expenses; Indemnities; Withholding.

(a)            The Lender agrees to reimburse each Agent and each of their respective Related Persons (to the extent not reimbursed by the Borrower) promptly upon demand for any costs and expenses (including fees, charges and disbursements of financial, legal and other advisors) that may be incurred by the Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Credit Document. The provisions of this Section 8.7(a) shall survive the resignation or replacement of the Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

(b)            The Lender further agrees to indemnify the Agent and each of their respective Related Persons (to the extent not reimbursed by the Borrower), severally and ratably, in proportion to its Pro Rata Share, from and against Liabilities (including, to the extent not indemnified pursuant to Section  8.7(c), Taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of the Lender) that may be imposed on, incurred by or asserted against the Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Credit Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by the Agent or any of its Related Persons under or with respect to any of the foregoing, including, but not limited to, the payment of principal, interest and fees (IN ALL CASES, WHETHER OR NOT CAUSED OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY OR SOLE NEGLIGENCE OF THE AGENT OR RELATED PERSON); provided, however, that no Lender will be liable to any Agent or any of their respective Related Persons to the extent such liability has resulted solely and directly for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, claims, suits, judgments, litigations, investigations, inquiries or proceedings, costs, expenses or disbursements which have resulted from the gross negligence or willful misconduct of such Person, as determined by a court of competent jurisdiction in a final non-appealable judgment or order. The provisions of this Section 8.7(b) shall survive the resignation or replacement of the Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

(c)            If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Agent did not properly withhold Tax from amounts paid to or for the account of the Lender (because the appropriate certification form was not delivered, was not properly executed, or fails to establish an exemption from, or reduction of, withholding Tax with respect to a particular type of payment, or because the Lender failed to notify the Agent or any other Person of a change in circumstances which rendered the exemption from, or reduction of, withholding Tax ineffective, or for any other reason), or the Agent reasonably determines that it was required to withhold Taxes from a prior payment but failed to do so, the Lender will promptly indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as Tax or otherwise, including penalties and interest, and together with all expenses incurred by the Agent, including legal expenses, allocated internal costs and out-of-pocket expenses. Each of the Administrative Agent and the Collateral Agent may offset against any payment to the Lender under a Credit Document, any applicable withholding Tax that was required to be withheld from any prior payment to the Lender but which was not so withheld, as well as any other amounts for which the Agent is entitled to indemnification from the Lender under this Section 8.7(c). The provisions of this Section 8.7(c) shall survive the resignation or replacement of the Agent, the termination of the Commitments or the repayment, satisfaction or discharge of all Obligations under any Credit Document.

8.8          Resignation or Removal of Agent.

(a)            The Agent may resign at any time by delivering notice at least thirty (30) days in advance of such resignation to the Lender and the Borrower, effective on the date set forth in such notice or, if no such date is set forth therein, upon the date such notice will be effective, in accordance with the terms of this Section 8.8(a). If the Agent delivers any such notice, the Lender will have the right, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed), at all times other than during the continuation of an Event of Default under Section 7.1(a), 7.1(e)  or 7.1(f), to appoint a successor Administrative Agent or Collateral Agent, as applicable. The Agent’s resignation shall become effective on the earlier of (x) the appointment of a successor Agent by the Lender and (y) the date that is thirty (30) days after the date of such retiring Agent’s notice of resignation. If, after thirty (30) days after the date of such retiring Agent’s notice of resignation, no successor Agent has been appointed by the Lender that has accepted such appointment, then such retiring Agent may, (i) on behalf of the Lender, appoint a successor Agent from among any financial institution organized, incorporated, formed and/or registered (as applicable) under the laws of the United States (or any State thereof) or a United States branch or agency of a financial institution, and (ii) the Lender shall hold any collateral previously held by the Collateral Agent as a gratuitous bailee until a successor Collateral Agent has been appointed. Each appointment under this clause (a) will be subject to the prior consent of the Borrower, which will not be unreasonably withheld, conditioned or delayed but will not be required during the continuation of an Event of Default under Section 7.1(a), 7.1(e) or 7.1(f).

(b)            The Lender will have the right, at any time and from time to time, to remove the Administrative Agent and/or the Collateral Agent, in each case with or without cause, and, subject to the consent of the Borrower (such consent not to be unreasonably withheld, conditioned or delayed) at all times other than during the continuation of an Event of Default under Section 7.1(a), 7.1(e)  or 7.1(f), to appoint a successor Administrative Agent or Collateral Agent, as applicable. The removal of an Agent shall become effective on the appointment of a successor Agent by the Lender.

(c)            Effective immediately upon its resignation or removal, (i) any retiring or removed Agent will be discharged from its duties and obligations under the Credit Documents, other than duties and obligations arising under Section 9.17, (ii) the Lender will assume and perform all of the duties of the Agent until a successor Agent will have accepted a valid appointment hereunder, (iii) such retiring or removed Agent and its Related Persons will no longer have the benefit of any provision of any Credit Document as Administrative Agent or Collateral Agent, as applicable, other than with respect to any actions taken or omitted to be taken while such retiring or removed Agent was, or because the Agent had been, validly acting as Administrative Agent or Collateral Agent, as applicable, under the Credit Documents and (iv) subject to its rights under Section 8.3, such retiring or removed Agent will take such action as may be reasonably necessary to assign to the applicable successor Agent its rights as Administrative Agent or Collateral Agent, as applicable, under the Credit Documents, provided that the retiring Agent shall have no obligation to take any such action unless and until it has received all outstanding fees, costs, expenses and indemnification amounts owed to it under this Agreement and the other Credit Documents. After any retiring or removed Agent’s resignation hereunder as an Agent, the provisions of this Section 8 and Sections 2.14(k), 9.2, 9.3, 9.4, 9.10, 9.14, 9.15 and 9.16 will inure to its benefit, its sub-agents and their respective affiliates benefit as to any actions taken or omitted to be taken by any of them while it was Administrative Agent or Collateral Agent hereunder. Effective immediately upon the acceptance of a valid appointment as Administrative Agent or Collateral Agent by a successor Administrative Agent or Collateral Agent, as the case may be, such successor Administrative Agent or Collateral Agent will succeed to, and become vested with, all the rights, powers, privileges and duties of such retiring or removed Agent under the Credit Documents and the retiring or removed Agent will promptly (A) transfer to its successor all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Credit Documents, and (B) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Agent of the security interests created under the Collateral Documents.

8.9          Release of Collateral.

(a)            The Lender hereby consents to the release and hereby directs the Administrative Agent and the Collateral Agent to (i) release (and/or agree to the automatic release of, as applicable) any Lien held by the Collateral Agent for the benefit of the Secured Parties against (A) any Collateral (or portion thereof) that is sold, transferred, conveyed or otherwise disposed of by the Borrower in a transaction permitted by the Credit Documents and (B) all of the Collateral and the Borrower, upon satisfaction of the Termination Conditions and (ii) give instructions to the Account Bank with respect to any Collateral Account to effectuate any permitted release of amounts therefrom as permitted by the Credit Documents (and the Administrative Agent or Collateral Agent, as applicable, agrees to give such instructions). Upon any such release, at the request and sole expense of the applicable Borrower, the Administrative Agent or Collateral Agent, as applicable, shall promptly deliver to the Borrower (or any other Person designated by the Borrower, including without limitation the purchaser or other transferee thereof) any Collateral (or portion thereof) and other applicable instruments being so released and held by the Agent hereunder (including any share certificates and stock or transfer powers with respect thereto), and shall execute and deliver to the Borrower or any other applicable Person such documents as the Borrower shall reasonably request to evidence such release.

(b)            The Lender hereby directs the Administrative Agent and the Collateral Agent, and each of the Administrative Agent and the Collateral Agent hereby agrees, at the request of the Borrower, to execute and deliver or file such documents and to perform other actions reasonably necessary to release the guaranties and Liens when and as directed in this Section 8.9(a), subject, solely in the case of any release contemplated by clause (i) of Section 8.9(a), to receipt by the Administrative Agent of a certification of the Borrower confirming that the applicable sale, transfer, conveyance or other disposal is permitted by the Credit Documents. To the extent any Collateral is disposed of as permitted by the Credit Documents to any Person other than the Borrower, such Collateral will be sold or disposed of free and clear of Liens created by the Credit Documents and the Administrative Agent will be authorized to take any actions deemed appropriate in order to effect the foregoing.

(c)            In the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, the Collateral Agent (at the direction of the Lender) or the Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of Secured Parties, at the direction of the Lender, will be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), the Collateral Agent (or the Lender, except with respect to a “credit bid” pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code). Any release of guarantee obligations will be deemed subject to the provision that such guarantee obligations will be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby will be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, striking-off, liquidation or reorganization of the Borrower or Parent, or upon or as a result of the appointment of a receiver, monitor, intervenor, or conservator of, or trustee or similar officer for, the Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made. The Collateral Agent will not be responsible for or have a duty to ascertain or inquire into any representation or warranty regarding the existence, value or collectability of the Collateral, the existence, priority or perfection of the Collateral Agent’s Lien thereon, or any certificate prepared by the Borrower in connection therewith, nor will the Collateral Agent be responsible or liable to the Lender for any failure to monitor or maintain any portion of the Collateral.

8.10       Administrative Agent May File Bankruptcy Disclosure and Proofs of Claim. In the case of pendency of any proceeding under any Bankruptcy Proceeding relative to the Borrower, the Administrative Agent (irrespective of whether the principal of any Term Loan will then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent will have made any demand on the Borrower), acting on the instructions of the Lender, will be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a)            to file a verified statement pursuant to the Federal Rules of Bankruptcy Procedure that, in its sole opinion, complies with such rule’s disclosure requirements for entities representing more than one creditor;

(b)            to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Term Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lender and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its respective agents and counsel and all other amounts due the Administrative Agent under Section 2, Section 9.2 and Section 9.3) allowed in such judicial proceeding; and

(c)            to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, monitor, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by the Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent will consent to the making of such payments directly to the Lender, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under this Agreement. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Administrative Agent, its agents and counsel, and any other amounts due the Administrative Agent under this Agreement out of the estate in any such proceeding, will be denied for any reason, payment of the same will be secured by a Lien on, and will be paid out of, any and all distributions, dividends, money, securities and other properties that the Lender may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise.

Nothing contained herein will be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of the Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of the Lender or to authorize the Administrative Agent to vote in respect of the claim of the Lender in any such proceeding.

8.11       Certain ERISA Matters

(a)            Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i)            such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments or this Agreement,

(ii)            transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 9623 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement,

(iii)            (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Term Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (f) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Term Loans, the Commitments and this Agreement; or

(iv)            such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b)            In addition, unless either (i) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (ii) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent, and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in the Term Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any other Credit Document or any documents related hereto or thereto).

(c)            For purposes of this Section 8.11, “Benefit Plan” means any of (i) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (ii) a “plan” as defined in, and subject to Section 4975 of the Code or (iii) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan” and “PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.]

Section 9.  MISCELLANEOUS

9.1         Notices.

(a)            Addresses. All notices and other communications required or expressly authorized to be made by this Agreement will be given in writing, unless otherwise expressly specified herein, and (i) addressed to the address set forth on Appendix B or otherwise indicated to the Borrower and the Administrative Agent in writing, (ii) in the case of notices and other communications to the Administrative Agent or the Lender, posted to the Platform (to the extent such system is available and set up by or at the direction of the Administrative Agent prior to posting), (iii) in the case of notices and other communications to the Administrative Agent or the Lender, posted to any other E-System approved by or set up by or at the direction of the Administrative Agent or (iv) addressed to such other address as will be notified in writing (A) in the case of the Borrower or the Agent, to the other parties hereto and (B) in the case of all other parties, to the Borrower or the Agent. Transmissions made by electronic mail to the Administrative Agent will be effective only if such transmission is delivered in compliance with procedures of the Administrative Agent applicable at the time and previously communicated to the Borrower.

(b)            Effectiveness. All communications described in clause (a) above and all other notices, demands, requests and other communications made in connection with this Agreement will be effective and be deemed to have been received (i) if delivered by hand, upon personal delivery, (ii) if delivered by overnight courier service, upon confirmation of delivery by such courier service or upon refusal by the addressee to accept delivery, (iii) if delivered by registered mail, upon confirmation of delivery or upon refusal by the addressee to accept delivery, and (iv) except as otherwise provided in any procedures of the Administrative Agent and the Lender applicable at the time and previously communicated to the Borrower, if delivered by electronic mail, when receipt is confirmed by return reply; provided, however, that no communications to the Lender or the Administrative Agent pursuant to Section 2.1, Section 2.2 or Section 2.9 will be effective until received by the Administrative Agent.

(c)            The Lender will notify the Agent in writing of any changes in the address to which notices to the Lender should be directed, of addresses of its Lending Office, of payment instructions in respect of all payments to be made to it hereunder and of such other administrative information as the Agent will reasonably request.

(d)            Electronic Transmissions.

(i)            Authorization. Subject to the provisions of Section 9.1(a), the Agent, the Lender, the Borrower and each of their Related Persons, is authorized (but not required) to transmit, post or otherwise make or communicate, in its sole discretion, Electronic Transmissions in connection with any Credit Document and the transactions contemplated therein. The Borrower and each Secured Party hereto acknowledges and agrees that the use of Electronic Transmissions is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse and each indicates it assumes and accepts such risks by hereby authorizing the transmission of Electronic Transmissions.

(ii)            Signatures. Subject to the provisions of Section 9.1(a), to the extent permitted by Law, (i)(A) no posting to any E-System will be denied legal effect merely because it is made electronically, (B) each E Signature on any such posting will be deemed sufficient to satisfy any requirement for a “signature” and (C) each such posting will be deemed sufficient to satisfy any requirement for a “writing,” in each case including pursuant to any Credit Document, any applicable provision of any applicable UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Law governing such subject matter, (ii) each such posting that is not readily capable of bearing either a signature or a reproduction of a signature may be signed, and will be deemed signed, by attaching to, or logically associating with such posting, an E-Signature, upon which the Agent, each other Secured Party and the Borrower may rely and assume the authenticity thereof, (iii) each such posting containing a signature, a reproduction of a signature or an E-Signature will, for all intents and purposes, have the same effect and weight as a signed paper original and (iv) each party hereto or beneficiary hereto agrees not to contest the validity or enforceability of any posting on any E-System or E-Signature on any such posting under the provisions of any applicable Law requiring certain documents to be in writing or signed; provided, however, that nothing herein will limit such party’s or beneficiary’s right to contest whether any posting to any E-System or E-Signature has been altered after transmission.

(iii)            Separate Agreements. All uses of an E-System will be governed by and subject to, in addition to Section 9.1, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by the Administrative Agent and the Borrower in connection with the use of such E-System.

(iv)            LIMITATION OF LIABILITY. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS WILL BE PROVIDED “AS IS” AND “AS AVAILABLE.” NONE OF THE AGENT, THE LENDER, THE BORROWER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY (WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN CONTRACT, TORT OR OTHERWISE)) FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY THE AGENT, THE LENDER, THE BORROWER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. The Borrower and each Secured Party agrees that the Administrative Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any Electronic Transmission or otherwise required for any E-System.

(e)            The Borrower agrees that the Administrative Agent may make the communications to other Agents or the Lender described in clause (a) above available to such other Agents or the Lender by posting such communications on any Platform.

9.2           Expenses. The Borrower agrees to pay promptly, and in any event on or before the Closing Date to the extent invoiced at least one (1) Business Day prior to the Closing Date, (a) all reasonable and documented out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses) of the Agents and the Lender incurred in connection with the negotiation, execution, delivery and enforcement of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable and documented out-of-pocket fees and expenses (including reasonable legal fees and expenses) of creating, perfecting, recording and maintaining Liens in favor of the Collateral Agent, for the benefit of the Secured Parties, including filing and recording fees, expenses, lien search fees and actual, reasonable documented out-of-pocket fees, expenses and disbursements of counsel to the Agent and the Lender; (c) all reasonable and documented out-of-pocket costs, fees and expenses (including reasonable legal fees and expenses) of the Agent and the Lender incurred in connection with the rating of the Term Loans and on-going rating surveillance and (d) after the occurrence and during the continuance of an Event of Default, all reasonable and documented out-of-pocket fees and expenses, including actual, reasonable and documented out-of-pocket attorneys’ fees and costs of settlement, incurred by the Agent and the Lender in enforcing any Obligations of or in collecting any payments due from the Borrower hereunder or under the other Credit Documents by reason of such Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral) or preservation of any right or remedy under any Credit Document or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings. For the avoidance of doubt, (i) no payment or expense reimbursement shall be made pursuant to this Section 9.2 in respect of Excluded Taxes and (ii) it shall be the responsibility of the Borrower hereunder to pay ongoing costs, fees and expenses in connection with the rating of the Term Loans and on-going rating surveillance.

9.3          Indemnity; Certain Waivers.

(a)            Indemnity. In addition to the payment of expenses pursuant to Section 9.2, the Borrower agrees to indemnify, pay and hold harmless, the Agent, and each Related Person of the Agent (each such Person an “Agent Indemnitee”), the Lender and each Related Person of the Lender (each such Person a “Lender Indemnitee”; together with the Agent Indemnitee, each such Person being called an “Indemnitee”) from and against any and all Indemnified Liabilities; provided that the Borrower will not have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities (i) arise from the gross negligence or willful misconduct of that Indemnitee or its Related Persons as determined by a court of competent jurisdiction in a final non-appealable order or (ii) relate to any dispute solely among Indemnitees other than (A) claims against an Agent, in its capacity as such or in fulfilling its role as an Agent, and (B) claims arising out of any act or omission on the part of the Borrower or its Subsidiaries or Affiliates; provided further that (x) with respect to Agent Indemnitees, such indemnity shall apply whether or not any Agent Indemnitee is a party to such investigation, litigation or other proceeding, and (y) the Borrower shall be responsible hereunder for the actual, reasonable and documented out-of-pocket fees and expenses of only one counsel for (w) the Agent Indemnitees, taken as a whole, (x) the Lender Indemnitees, taken as a whole, (y) if reasonably necessary or advisable in the judgment of the Agents, a single local or foreign counsel to the Indemnitees taken as a whole in each relevant jurisdiction and (z) solely in the case of an actual or perceived conflict of interest, one additional primary counsel, one additional local or foreign counsel in each applicable jurisdiction, in each case, to each similarly situated group of affected Indemnitees. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 9.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the Borrower will contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them. Solely with respect to the Lender Indemnitees, the Borrower agrees that, without the prior written consent of the respective Lender Indemnitees, which consent will not be unreasonably withheld or delayed, the Borrower will not enter into any settlement of a claim in respect of which indemnification could have been sought by an Indemnitee under this Section 9.3(a) unless such settlement includes an explicit and unconditional release from the party bringing such claim of all Indemnitees which could have sought indemnification with respect to such claim under this Section 9.3(a). The Agent agrees to notify the Borrower in writing prior to the Agent Indemnitee entering into any settlement. This Section 9.3 will not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(b)            To the extent that the Borrower fails to indefeasibly pay any amount required to be paid by them to the Agents and their Related Persons under Sections 9.3(a), the Lender agrees to pay to the applicable Agent any unpaid amount (such indemnity will be effective whether or not the related losses, claims, damages, liabilities and related expenses are incurred or asserted by any party hereto or any third party); provided that the unreimbursed claim was incurred by or asserted against any of the Agents in its capacity as such.

(c)            No Indemnitee will be liable for any damages arising from the use by others of information or other materials obtained through electronic, telecommunications or other information transmission systems (including the Platform) and neither any Indemnitee nor the Borrower (or any of their respective directors, officers, employees, controlling Persons, controlled affiliates or agents) will be liable for any indirect, special, punitive or consequential damages in connection with the Transactions, this Agreement or any other Credit Document (including the Term Loans and the use of proceeds hereunder), or with respect to any activities or other transactions related to the Term Loans; provided that nothing contained in this sentence limits (i) the Borrower’s indemnity and reimbursement obligations to the extent such special, indirect, punitive or consequential damages are included in any third party claim in connection with which such Indemnitee is entitled to indemnification hereunder or (ii) any Indemnitee’s liability for damages arising as a result of such Indemnitee’s or its Related Person’s gross negligence or willful misconduct, as determined in the final and non-appealable judgment by a court of competent jurisdiction.

9.4          Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default, but subject to Section 2.12, the Lender is hereby authorized by the Borrower at any time or from time to time subject to the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to the Borrower or to any other Person (other than the Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the Obligations of the Borrower to the Lender hereunder and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto or with any other Credit Document, irrespective of whether or not (a) the Lender will have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder will have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

9.5          Amendments and Waivers.

(a)            Required Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by the Borrower therefrom, will in any event be effective without the written concurrence of the Lender and the Borrower; provided, however, that no such amendment, modification, termination, waiver or consent shall, without the written consent of the Agent, affect the rights, duties or obligations of the Agent under this Agreement or any other Credit Document or reduce or delay payment of any fees or other amounts payable to the Agent hereunder or thereunder. Notwithstanding the foregoing, (i) the Borrower and the Collateral Agent may enter into additional or supplemental Collateral Documents, (ii) the Collateral Agent may release Collateral in accordance with of this Agreement and the Collateral Documents, (iii) the Agent Fee Letter may be amended by the parties thereto without the consent of any other Person, (iv) if any provision hereof or of any other Credit Document expressly provides for any schedule hereto or thereto to be updated or amended at the option of any specified party, any such amendment or update will be effective without the consent of any other party to this Agreement or such other Credit Document and (v) no such agreement shall be effective as it pertains to the Agent until such time as the Agent has received a duly executed and fully compiled copy of any such agreement.

(b)            Execution of Amendments, etc. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 9.5 will be binding upon the Lender and, if signed by the Borrower, on the Borrower. Without limiting the generality of the foregoing, the making of a Term Loan will not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time.

9.6          Successors and Assigns; Participations.

(a)            Generally. This Agreement will be binding upon the parties hereto and their respective successors and assigns and will inure to the benefit of the parties hereto and the successors and permitted assigns of the Lender. Neither the Borrower’s rights or obligations hereunder nor any interest therein may be assigned or delegated by the Borrower without the prior written consent of all of the Lender and the Agent. Nothing in this Agreement, expressed or implied, will be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Persons of the Agent and the Lender) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)            Register. The Borrower, the Agent and the Lender will deem and treat the Persons listed as the Lender in the Register as the holders and owners of the corresponding Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Loan (whether or not evidenced by a Term Note) will be effective, in each case, unless and until recorded in the Register following receipt by the Administrative Agent of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters, all “know-your-customer” documentation reasonably requested by Administrative Agent and any fees payable in connection with such assignment, in each case, as provided in Section 9.6(d). Each assignment will be recorded in the Register by the Administrative Agent, prompt notice thereof will be provided to the Borrower and a copy of such Assignment Agreement will be maintained. The date of such recordation of a transfer will be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender will be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Term Loans.

(c)            Right to Assign. Notwithstanding anything in this Agreement or the other Credit Documents to the contrary (including without limitation Section 9.6(a) hereof), Lender hereby covenants and agrees that it will not transfer, assign or otherwise convey or participate to any other entity or person any direct or indirect interest in the Loan other than (i) the assignment to a Lender Affiliate. pursuant to an assignment agreement equivalent to the Assignment Agreement, of all (and not part) of the Loan and the Lender’s rights under this Term Loan Agreement and the other Credit Documents and (ii) the participation to a Lender Affiliate of 100% of Lender’s interest in the Loan and the other Credit Documents. Notwithstanding anything herein to the contrary, the Administrative Agent shall have no duty, responsibility or liability to monitor, verify, confirm, investigate or otherwise determine whether any proposed assignee qualifies as a Lender Affiliate, and the Lender shall be solely responsible for any such determination; and none of the Administrative Agent or any of its Related Persons shall be responsible or liable for any loss, cost, expense, damage, claim or liability arising out of or relating to any assignment or participation to a Person that is not a Lender Affiliate.

Notwithstanding the foregoing, no assignment may be made to (a) a Natural Person, (b) any Affiliate of the Borrower or any Person controlled by any of them or (c) any Non-U.S. Lender.

(d)            Mechanics. Assignments and assumptions of Term Loans and Commitments will only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement and will be effective as of the applicable Assignment Effective Date. In connection with all assignments, payment of a registration and processing fee of $3,500 will be delivered to the Administrative Agent; provided that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.

(e)            Representations and Warranties of Assignee. The Lender, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that it has experience and expertise in the making of or investing in commitments or loans such as the Commitments or Term Loans, as the case may be.

(f)            Effect of Assignment. Subject to the terms and conditions of this Section 9.6, as of the Assignment Effective Date (i) the assignee thereunder will have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Commitments as reflected in the Register and will thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder will, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 9.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, the Lender will cease to be a party hereto on the Assignment Effective Date; provided that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender will continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments will be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Term Note hereunder, the assigning Lender will, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender the Term Note to the Borrower for cancellation, and thereupon the Borrower will issue and deliver a new Term Note, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions.

(g)            Participations. Subject to Section 9.6(c), the Lender will have the right at any time to sell one or more participations to any Person in all or any part of its Commitments, Term Loans or in any other Obligation; provided that (i) the Lender’s obligations under this Agreement shall remain unchanged, (ii) the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Agent shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under this Agreement. The holder of any such participation will not be entitled to require the Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the scheduled maturity of any Term Loan or Term Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitments will not constitute a change in the terms of such participation, and that an increase in any Commitment or Term Loan will be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder. The Borrower agrees that each participant will be entitled to the benefits of Sections 2.13 and 2.14 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section to the extent such participant complies with the requirements of such Sections; The Lender that sells a participation, acting for itself and solely for this purpose as a non-fiduciary agent of the Borrower, will maintain a register on which it records the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loans and Commitments (each, a “Participant Register”). The entries in the Participant Register will be conclusive absent manifest error, and the Lender, the Borrower and the Administrative Agent will treat each Person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of a participation in such Term Loans and Commitments for all purposes of this Agreement, notwithstanding any notice to the contrary. The Lender will not have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) (or any amended or successor version). For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(h)            Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 9.6, but subject to Section 9.6(c), the Lender may pledge all or any portion of its Term Loans, the other Obligations owed to the Lender, and the Term Note, to secure obligations of the Lender; provided that (i) the Lender, as between the Borrower, on the one hand, and the Lender, on the other hand, will not be relieved of any of its obligations hereunder as a result of any such assignment and pledge; (ii), in no event will the applicable pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder, and (iii) no pledgee may enforce any interest in any Term Loans upon enforcement of any such pledge (whether such enforcement is by foreclosure, assignment or otherwise) unless the pledgee or proposed assignee would be a permitted assignee under other provisions of this Section 9.6.

(i)            Electronic Signatures, Etc. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement will be deemed to include electronic signatures or the keeping of records in electronic form, each of which will be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

9.7          Independence of Covenants; Interpretation. All covenants hereunder will be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant will not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists. Any dispute regarding the occurrence or continuance of a Default or Event of Default will be resolved by the Borrower and the Lender (or Administrative Agent), and no Person other than the Lender (or the Administrative Agent) will assert that a Default or Event of Default will have occurred and be continuing. Any Default or Event of Default that has been cured (including by means of delivery or performance of an obligation after the date by which such delivery or performance was due) or waived will be deemed to no longer be continuing.

9.8          Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein will survive the execution and delivery hereof and the making of any Term Loan. Notwithstanding anything herein or implied by law to the contrary, the agreements of the Borrower set forth in Sections 2.13, 2.14, 9.2, 9.3, 9.14, 9.15 and 9.16 and the agreements of the Agents and the Lender set forth in Section 9.17 will survive the termination of all Commitments, the termination hereof, and the payment in full of all Obligations; provided that the agreements of the Agents and the Lender set forth in Section 9.17 will expire on the second anniversary of the termination hereof and the payment in full of the Obligations.

9.9          No Waiver; Remedies Cumulative. No failure or delay on the part of the Agent or the Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document will impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor will any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to the Agent and the Lender hereby are cumulative and will be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder will not impair any such right, power or remedy or be construed to be a waiver thereof, nor will it preclude the further exercise of any such right, power or remedy.

9.10         Marshalling; Payments Set Aside. Neither the Agent nor the Lender will be under any obligation to marshal any assets in favor of the Borrower or any other Person or against or in payment of any or all of the Obligations. To the extent that the Borrower makes a payment or payments to the Agent or the Lender (or to the Agent, on behalf of the Lender), or the Agent or the Lender enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, will be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

9.11        Severability. In case any provision in or obligation hereunder or any Term Note will be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or, to the extent permitted by Law, of such provision or obligation in any other jurisdiction, will not in any way be affected or impaired thereby.

9.12        Obligations of the Lender.

(a)            The obligations of the Lender hereunder are independent contractual obligations of the Lender and shall be enforceable by the Borrower and the Lender in accordance with the terms of this Agreement and the other Credit Documents.

9.13            Headings. Section headings herein are included herein for convenience of reference only and will not constitute a part hereof for any other purpose or be given any substantive effect.

9.14            Applicable Law. This Agreement and the rights and obligations of the parties hereunder will be governed by, and will be construed and enforced in accordance with, the laws of the State of New York without regard to any conflicts of law principles or rules to the extent such principles or rules are not mandatorily applicable by statute and would require or permit the application of the laws of another jurisdiction.

9.15            Consent to Service of Process and Jurisdiction. All judicial proceedings brought against any party hereto arising out of or relating hereto or any other Credit Document, or any of the Obligations, may be brought in any state or Federal court of competent jurisdiction in the State, County and City of New York. By executing and delivering this Agreement, each party hereto, for itself and in connection with its properties, irrevocably (a) accepts generally and unconditionally the non-exclusive jurisdiction and venue of such courts; (b) waives any defense of forum non conveniens; (c) agrees that service of all process in any such proceeding in any such court may be in any manner permitted by law; (d) agrees that service as provided in clause (c) above is sufficient to confer personal jurisdiction over the applicable party in any such proceeding in any such court, and otherwise constitutes effective and binding service in every respect; and (e) agrees that the other parties hereto retain the right to serve process in any other manner permitted by law or to bring proceedings against any other party in the courts of any other jurisdiction. The foregoing shall not limit the right of the Lender or the Agent to serve process in any other manner permitted by law or to bring any suit, legal action or proceeding or to obtain execution of judgment in any other jurisdiction.

9.16            WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THE CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY AND AGREES THAT ANY SUCH ACTION OR PROCEEDING WILL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH OF THE PARTIES HERETO WARRANTS AND REPRESENTS THAT EACH HAS HAD THE OPPORTUNITY OF REVIEWING THIS JURY WAIVER WITH LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS.

9.17            Confidentiality. The Agent and the Lender will (A) keep all Confidential Information confidential and not furnish it to any other Person and (B) treat all Confidential Information with the same degree of care as it treats its own confidential information, it being understood and agreed by the Borrower that, in any event, the Agent or the Lender may make (i) disclosures of such information to Affiliates of the Agent or the Lender, to their and such Affiliates’ shareholders, officers, directors, employees, legal counsel, independent auditors, valuation agents and other experts, advisors, service providers or agents who need to know such information in connection with the transactions contemplated hereby, are informed of the confidential nature of such information and are subject to confidentiality obligations or duties with respect thereto, (ii) disclosures required or requested by any Governmental Authority or self-regulatory authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided that, unless prohibited by applicable law, court order or any Governmental Authority or representative thereof, the Agent and the Lender will use reasonable efforts to notify the Borrower of any request by any Governmental Authority or self-regulatory authority or representative thereof (other than any such request in connection with any routine examination of the financial condition or other routine examination of the Agent or the Lender by such Governmental Authority or representative thereof or self-regulatory authority) for disclosure of any such Confidential Information prior to disclosure of such information, (iii) disclosures reasonably required in connection with the enforcement of its rights under any Credit Document, (iv) disclosures to any other party to this Agreement, (v) disclosures to an actual or prospective assignee, participant (provided that such assignee or participant is advised of and agrees to be bound by either the provisions of this Section 9.17 or other provisions at least as restrictive as this Section 9.17), (vi) disclosure to one or more rating agencies in connection with their rating of the Term Loans and (vii) disclosures with the consent of the Borrower.

9.18            Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law will not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder will bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Borrower will pay to the Lender an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the stated rates of interest set forth in this Agreement had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Lender and the Borrower to conform strictly to any applicable usury laws. Accordingly, if the Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess will be cancelled automatically and, if previously paid, will at the Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to the Borrower.

9.19            Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, but all such counterparts together will constitute but one and the same instrument. Signature pages may be detached from multiple separate counterparts and attached to a single counterpart. Delivery of an executed signature page of this Agreement by facsimile transmission or Electronic Transmission will be as effective as delivery of a manually executed counterpart hereof. The words “execute”, “execution”, “sign”, “signed” and “signature” (and any words of like import) in this Agreement or, with the consent of the Lender (which may be granted by email), any other Credit Document or any other document relating hereto or thereto shall be deemed to include and permit electronic signatures, the electronic delivery of signatures and the keeping of records in electronic form, and any such electronic signature, delivery or record shall have the same legal effect, validity and enforceability as a manually executed signature or paper signature page, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other similar state laws based on the Uniform Electronic Transactions Act.

9.20         No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement will be construed as if drafted jointly by the parties hereto and no presumption or burden of proof will arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

9.21         Effectiveness; Entire Agreement. This Agreement will become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Borrower and the Lender of written notification of such execution and authorization of delivery thereof. This Agreement and the other Credit Documents constitute the entire agreement among the parties hereto and thereto and their affiliates regarding the subject matters hereof and thereof and supersede all prior agreements and understandings, oral or written, regarding such subject matters.

9.22        No Fiduciary Duty. The Agent, the Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lender”), may have economic interests that conflict with those of the Borrower. The Borrower acknowledges and agrees:

(a)            nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lender and the Borrower, its stockholders or its affiliates;

(b)            the transactions contemplated by the Credit Documents are arm’s-length commercial transactions between the Lender, on the one hand, and the Borrower, on the other;

(c)            in connection therewith and with the process leading to such transaction the Lender is acting solely as a principal and not the agent or fiduciary of the Borrower, its management, stockholders, creditors or any other Person;

(d)            the Lender has not assumed an advisory or fiduciary responsibility in favor of the Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether the Lender or any of its affiliates has advised or is currently advising the Borrower on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Credit Documents;

(e)            the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate;

(f)            the Borrower is responsible for making its own independent judgment with respect to such transactions and the process leading thereto; and

(g)            the Borrower will not claim that the Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

9.23            No Third Parties Benefit. This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Lender, the Agent and each other Secured Party, and their permitted successors and assigns, and no other Person will be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Credit Documents. Neither the Agent nor the Lender will have any obligation to any Person not a party to this Agreement or the other Credit Documents.

9.24            PATRIOT Act. The Lender and the Agent (for itself and not on behalf of the Lender) hereby notifies the Borrower that pursuant to the requirements of the PATRIOT Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow the Lender or the Agent, as applicable, to identify the Borrower in accordance with the PATRIOT Act.

[Remainder of Page Intentionally Left Blank]

BORROWER:

Subsidiary Holdings II, LLC, as Borrower

By:	/s/ Gregory Pinkus
Name: Gregory Pinkus
Title: Chief Financial Officer

ADMINISTRATIVE AGENT

ALTER DOMUS (US) LLC, as Administrative Agent and Collateral Agent

By:	/s/ Pinju Chiu
Name: Pinju Chiu
Title: Associate Counsel

LENDER

STRATEGIC YIELDCO LLC, as Lender

By:	/s/ Colin Ramsey
Name: Colin Ramsey
Title: Vice President, Regions Bank,
as Custodian & Adm.

APPENDIX B TO TERM LOAN AGREEMENT

Notice Addresses

(i)            if to the Borrower:

Subsidiary Holdings II, LLC

c/o Terra REIT Advisors, LLC

205 West 28th Street, 12th Floor

New York, NY 10001

Attention: Gregory Pinkus

Email: greg@mavikcapital.com

with a copy to:

Terra REIT Advisors, LLC

205 West 28th Street, 12th Floor

New York, NY 10001

Attn: Michael Fishbein and Donald Stern

E-mails:
mikef@mavikcapital.com
don@mavikcapital.com

(ii)            if to the Administrative Agent or the Collateral Agent:

Alter Domus (US) LLC

225 W. Washington Street, 9th Floor

Chicago, IL 60606

Attn:, Legal Department – Agency, Matthew Trybula and Samuel Buhler

Email: legal_agency@alterdomus.com; matthew.trybula and samuel.buhler@alterdomus.com with a copy to (which shall not constitute notice):

Holland & Knight LLP

150 N. Riverside Plaza, Suite 2700

Chicago, IL 60606

Attention: Joshua M. Spencer

E-mail: joshua.spencer@hklaw.com and alterdomus@hklaw.com

and with a copy (which shall not constitute notice) to:

Sidley Austin LLP

787 7th Ave,

New York, New York 10019

Attention: Steven Rutkovsky (srutkovsky@sidley.com)

Schedule 5.13

Post-Closing Matters

1.            The Borrower shall use commercially reasonable efforts to, on or prior to the tenth (10th) Business Day following the Closing Date, provide the Collateral Agent with evidence of the opening of the Collateral Account; provided that the Collateral Account shall in any case be opened prior to the receipt by the Borrower of Realization Proceeds and/or the making of any capital call by the Funds.

2.            On or prior to the fifth (5th) Business Day following the date on which the Collateral Account is opened, the Collateral Agent will have received the fully executed direction letter, in form and substance satisfactory to the Collateral Agent (acting on the instructions of the Lender) duly executed by the Funds confirming that all dividends and other distributions payable by the Funds with respect to the Portfolio Investment will be paid directly by the Funds to a Collateral Account.

3.            On or prior to the forty-fifth (45th) day following the date on which the Collateral Account is opened, the Collateral Agent will have received the fully executed Account Control Agreement, in form an substance satisfactory to the Collateral Agent (acting on the instructions of the Lender).

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